UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Zoom Communications, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee
(Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11.

ZOOM COMMUNICATIONS, INC.
55 ALMADEN BLVD., 6TH FLOOR
SAN JOSE, CALIFORNIA 95113
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON THURSDAY, JUNE 12, 2025
Dear Stockholders of Zoom Communications, Inc.:
We cordially invite you to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) of Zoom Communications, Inc., a Delaware corporation, which will be held as a virtual meeting on Thursday, June 12, 2025 at 10:00 a.m. Pacific Time. You can attend the Annual Meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ZM2025 where you will be able to view the meeting live, submit questions (before and during the meeting) and vote online.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect the three nominees for Class III directors named in the accompanying proxy statement to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026;
3.	To solicit an advisory vote to approve the compensation of our named executive officers; and
4.	To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on April 14, 2025 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record on April 14, 2025 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about May 1, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting.
We appreciate your continued support of Zoom.

By order of the Board of Directors,

/s/ Eric S. Yuan
Eric S. Yuan
President, Chief Executive Officer and Chairman of the Board
San Jose, California
May 1, 2025

i

ii

ZOOM COMMUNICATIONS, INC.
PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON THURSDAY, JUNE 12, 2025
We are providing you with these proxy materials in connection with the solicitation of proxies by our board of directors (the “Board of Directors” or “Board”) for use at the 2025 annual meeting of stockholders of Zoom Communications, Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held as a virtual meeting on Thursday, June 12, 2025 at 10:00 a.m. Pacific Time via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ZM2025 where you will be able to listen to the meeting live, submit questions (before and during the meeting) and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about May 1, 2025 to all stockholders entitled to vote at the Annual Meeting.
A list of stockholders entitled to vote will be available for 10 days prior to the Annual Meeting at our headquarters, 55 Almaden Blvd., 6th Floor, San Jose, California 95113. If you would like to view the stockholder list, please contact our Investor Relations department via email at investors@zoom.us or at 1-888-799-9666 to schedule an appointment.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why are you holding a virtual Annual Meeting?
Our Annual Meeting will be held solely in a virtual format, which will be conducted via a live video webcast and online stockholder tools. We are using the virtual format to facilitate stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting and as time permits.
How do I attend the Annual Meeting?
You will be able to attend the virtual Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the virtual meeting by visiting www.virtualshareholdermeeting.com/ZM2025. To participate in the Annual Meeting online, you will need the control number included on your proxy card. The Annual Meeting webcast will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:55 a.m. Pacific Time and you should allow sufficient time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting website log-in page.

What matters am I voting on?
You will be voting on:
•	the election of the three nominees for Class III directors named herein to serve until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026;
•	advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and
•	any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:
•	“FOR” the election of Michael Fenger, William R. McDermott, and Santiago Subotovsky as Class III directors;
•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026; and
•	“FOR” advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules.
Who is entitled to vote?
Holders of either class of our common stock as of the close of business on April 14, 2025 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were 262,605,541 shares of our Class A common stock outstanding and 42,292,570 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures, including any requirements to obtain a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How do I vote?
If you are a stockholder of record, there are four ways to vote:
•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 11, 2025 (have your Notice or proxy card in hand when you visit the website);
•	by toll-free telephone until 11:59 p.m. Eastern Time on June 11, 2025 at 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call);
•	by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or
•
by attending and voting at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ZM2025, where stockholders may vote and submit questions (before and during) the Annual Meeting (have your Notice or proxy card in hand when you visit the website).

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your Notice or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your Notice or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.
What is the vote required to approve each proposal?
•
Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 3: Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or represented by proxy, of a majority of the voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	completing and returning a later-dated proxy card;
•
notifying the Secretary of Zoom Communications, Inc., in writing received at the following address by the close of business on the business day immediately preceding the Annual Meeting, at Zoom Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113; or

•	attending and voting at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Eric S. Yuan and Michelle Chang have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 1, 2025 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, online, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on the sole “routine” matter being voted on at the

Annual Meeting: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
Zoom Communications, Inc.
Attention: Investor Relations
55 Almaden Blvd., 6th Floor
San Jose, California 95113
Tel: 1-888-799-9666
Email: investors@zoom.us
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2026 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than January 1, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Zoom Communications, Inc.
Attention: Corporate Secretary
55 Almaden Blvd., 6th Floor
San Jose, California 95113
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2026 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•	not earlier than February 12, 2026; and
•	not later than the close of business on March 14, 2026.
In the event that we hold the 2026 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2026 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2026 annual meeting of stockholders; or
•	the 10th day following the day on which public announcement of the date of our 2026 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Recommendations of Director Candidates
Holders of our common stock also may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
You may contact our Secretary at the address set forth above for a copy of the relevant amended and restated bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board of Directors, which is currently composed of ten members. Nine of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
The following table sets forth the names, ages as of March 31, 2025, and certain other information for each of the members of our Board of Directors with terms expiring at the Annual Meeting (three of whom are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

Directors with Terms Expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Michael Fenger(3)	III	57	Director	2024	2025	2028
William R. McDermott(2)	III	63	Director	2022	2025	2028
Janet Napolitano(4)*	III	67	Director	2020	2025	—
Santiago Subotovsky(2)(3)	III	47	Director	2014	2025	2028
Continuing Directors
Eric S. Yuan	I	55	President, Chief Executive Officer and Chairman of the Board	2011	2026	—
Peter Gassner	I	60	Director	2015	2026	—
Lieut. Gen. H.R. McMaster(3)(4)	I	62	Director	2020	2026	—
Jonathan Chadwick(1)	II	59	Director	2017	2027	—
Cindy Hoots(1)(4)	II	57	Director	2023	2027	—
Dan Scheinman(1)(2)	II	62	Lead Independent Director	2013	2027	—

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Corporate Governance Committee
(4)	Member of our Cybersecurity Risk Management Committee
*	The Nominating and Corporate Governance Committee determined not to nominate Ms. Napolitano for re-election at the Annual Meeting
Nominees for Director
Michael Fenger. Mr. Fenger has served as a member of our Board of Directors since August 2024. Mr. Fenger has served as the Vice President, Worldwide Sales at Apple Inc. (“Apple”), a technology company, since 2019, and previously as its Vice President, Global iPhone Sales. Before joining Apple, he held senior positions at General Electric Company, a high-tech industrial conglomerate, and Motorola, Inc., a telecommunications company, where he helped develop and execute strategy for sales, operations, marketing, and supply chain management in the Americas, Europe, and Greater China. Mr. Fenger holds a BA in economics from Miami University.
We believe Mr. Fenger is qualified to serve as a member of our Board of Directors because of his extensive leadership experience in public companies in the technology sector.
William R. McDermott. Mr. McDermott has served as a member of our Board of Directors since March 2022. Mr. McDermott has served as the Chief Executive Officer and a member of the board of directors of ServiceNow since November 2019 and was appointed Chairman of ServiceNow’s board of directors in October 2022. From 2010 through 2014, Mr. McDermott served as Co-Chief Executive Officer, and from 2014 until October 2019, as sole Chief Executive Officer, of SAP SE (“SAP”), a multinational software company providing enterprise software. Mr. McDermott joined SAP in 2002 as Chief Executive Officer of SAP America, Inc., and served on the SAP Executive Board from 2008 until October 2019. Prior to joining SAP, Mr. McDermott served as Executive Vice President of Worldwide Sales and Operations at Siebel Systems, Inc. from 2001 to 2002 and served as President of Gartner, Inc. from 2000 to 2001. Mr. McDermott previously served on the boards of directors of Fisker Inc., an automotive technology company, Under Armour, Inc., a sporting goods company, ANSYS, Inc., a provider of engineering and simulation software and technologies, and SecureWorks Corp., a provider of intelligence-driven information security solutions. Mr. McDermott holds a B.A. in business management from Dowling College and an M.B.A from Northwestern University’s Kellogg School of Management, and has completed the Executive Development Program at the Wharton School of Business.
We believe Mr. McDermott is qualified to serve as a member of our Board of Directors because of his significant expertise as a Chief Executive Officer in the technology industry and service on the boards of directors of various public companies.
Santiago Subotovsky. Mr. Subotovsky has served as a member of our Board of Directors since December 2014. Mr. Subotovsky is a General Partner at Emergence Capital, a venture capital firm, and has been with that firm since 2010. In 1999, Mr. Subotovsky founded AXG Tecnonexo, an e-learning vendor in Latin America. Mr. Subotovsky currently serves on the boards of directors of several private companies. He holds a B.S. in Economics from Universidad de San Andrés in Argentina and an MBA from Harvard Business School. Mr. Subotovsky is an Endeavor Entrepreneur and Kauffman Fellow.
We believe Mr. Subotovsky is qualified to serve on our Board of Directors because of his market knowledge and his experience serving as a director of various private companies.
Continuing Directors
Eric S. Yuan. Mr. Yuan is the founder of our Company and has served as the Chairman of our Board of Directors, President and Chief Executive Officer since June 2011. From May 2007 to June 2011, Mr. Yuan served as Corporate Vice President of Engineering at Cisco. Mr. Yuan served in various roles, most recently as Vice President of Engineering, at WebEx Communications, Inc. (“WebEx”), an internet company, from August 1997 until its acquisition by Cisco in May 2007. Mr. Yuan currently serves on the board of directors of Intuit, Inc., a financial software company. Mr. Yuan holds a Bachelor’s degree in Applied Math from Shandong University of Science & Technology and a Master’s degree in engineering from China University of Mining & Technology.
Mr. Yuan was selected to serve on our Board of Directors because of the perspective and experience he brings as our founder, as well as his extensive experience with technology companies.
Peter Gassner. Mr. Gassner has served as a member of our Board of Directors since October 2015. Since January 2007, Mr. Gassner has served as Chief Executive Officer and a member of the board of directors of Veeva Systems Inc., a cloud computing company. Prior to that, from July 2003 to June 2005, Mr. Gassner served as Senior Vice President of Technology at salesforce.com, inc., a global leader in CRM. From January 1995 to June 2003, Mr. Gassner served as Chief Architect and General Manager of PeopleTools at PeopleSoft, Inc., a company providing human resources management systems acquired by Oracle. Mr. Gassner previously served on the board of directors of Guidewire Software, Inc., a software publisher. Mr. Gassner holds a B.S. in Computer Science from Oregon State University.
We believe Mr. Gassner is qualified to serve as a member of our Board of Directors because of his significant management experience in the technology industry and service on the boards of directors of various public companies.
Lieut. Gen. H.R. McMaster, U.S. Army, retired. General McMaster has served as a member of our Board of Directors since May 2020. Since September 2018, he has served at Stanford University as the Fouad and Michelle Ajami Senior Fellow at the Hoover Institution, the Susan and Bernard Liautaud Fellow at the Freeman Spogli Institute and as lecturer at the Graduate School of Business. He served as a commissioned officer in the United States Army for 34 years until his retirement in June 2018. From February 2017 to April 2018, General McMaster was the 26th Assistant to the President for National Security Affairs. He previously served on the board of NRx Pharmaceuticals, Inc. General McMaster holds a B.S. from the United States Military Academy at West Point and a M.A. and Ph.D. in History from the University of North Carolina at Chapel Hill.
We believe General McMaster is qualified to serve as a member of our Board of Directors because of his significant experience in leading large organizations, his knowledge of foreign affairs, and his expertise in strategic assessment and planning.
Jonathan Chadwick. Mr. Chadwick has served as a member of our Board of Directors since September 2017. Since April 2016, Mr. Chadwick has been a private investor. From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of VMware, Inc., a virtualization and cloud infrastructure solutions company. From March 2011 until October 2011, he served as the Chief Financial Officer of Skype Communication S.a.r.l., a voice over IP (VoIP) service company, and from October 2011 until November 2012, as a Corporate Vice President of Microsoft Corporation, a technology company, after its acquisition of Skype Communication S.a.r.l. From June 2010 until February 2011, Mr. Chadwick served as Executive Vice President and Chief Financial Officer of McAfee, Inc., a security software company, until its acquisition by Intel Corporation. From September 1997 until June 2010, Mr. Chadwick served in various executive roles at Cisco Systems, Inc. (“Cisco”), a multinational technology company. He also worked for Coopers & Lybrand, an accounting firm (now PricewaterhouseCoopers) in various roles in the United States and United Kingdom. He currently serves on the boards of directors of ServiceNow, Inc. (“ServiceNow”), a digital workflow company, Confluent, Inc., a data infrastructure company, Samsara Inc., an IoT software company, and various private companies. He previously served on the board of directors of Elastic N.V., a search and data analysis company, Cognizant Technology Solutions Corporation, an IT business services provider, and F5 Networks, Inc., an application networking delivery company. Mr. Chadwick qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath.
We believe Mr. Chadwick is qualified to serve as a member of our Board of Directors because of his significant financial expertise as a Chief Financial Officer and service on the boards of directors of various public companies.
Cindy Hoots. Ms. Hoots has served as a member of our Board of Directors since January 2023. Ms. Hoots has served as the Chief Digital Officer and Chief Information Officer at AstraZeneca PLC, a pharmaceutical company, since January 2020. From January 2018 to December 2019, she served as Global Vice President of Technology of Unilever PLC, a multinational consumer goods company. Prior to joining Unilever, Ms. Hoots served as Vice President of Next Generation Products, Commercial and Digital Transformation at British American Tobacco plc, a multinational tobacco manufacturing company, from 2016 to 2018. Ms. Hoots holds a B.S. in computer information systems from DeVry Institute of Technology.
We believe Ms. Hoots is qualified to serve as a member of our Board of Directors because of her significant cybersecurity and technology expertise.
Dan Scheinman. Mr. Scheinman has served as a member of our Board of Directors since January 2013. Since April 2011, Mr. Scheinman has been an angel investor. From January 1997 to April 2011, Mr. Scheinman served in various roles at Cisco, most recently as Senior Vice President, Cisco Media Solutions Group. He currently serves on the boards of directors of Arista Networks, Inc., a cloud networking company, SentinelOne, Inc., a cybersecurity company, and several private companies. Mr. Scheinman holds a B.A. degree in Politics from Brandeis University and a J.D. from the Duke University School of Law.
We believe Mr. Scheinman is qualified to serve as a member of our Board of Directors because of his significant knowledge of our Company and the technology industry.
Director Independence
Our Class A common stock is listed on the Nasdaq Global Select Market. Under the listing standards of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of The Nasdaq Stock Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of The Nasdaq Stock Market.
Our Board of Directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that Mses. Hoots and Napolitano, General McMaster, and each of Messrs. Chadwick, Fenger, Gassner, McDermott, Scheinman, and Subotovsky do not have a relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section “Certain Relationships and Related Party Transactions.”
Board Leadership Structure
Eric S. Yuan currently serves as both the Chairman of our Board of Directors and as our Chief Executive Officer. Our independent directors, led by our Lead Independent Director, bring experience, oversight and expertise from outside of our Company, while Mr. Yuan brings company-specific experience and expertise. As our founder, Mr. Yuan is best positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe that the structure of our Board of Directors and its committees provides effective independent oversight of management while Mr. Yuan’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
Lead Independent Director
Our Corporate Governance Guidelines provide that if the Chairman of our Board of Directors is not an independent director, our independent directors will designate one of the independent directors to serve as Lead Independent Director. Because Mr. Yuan is our Chairman and Chief Executive Officer, our Board of Directors, including the independent directors, has appointed Dan Scheinman to serve as our Lead Independent Director. As Lead Independent Director, Mr. Scheinman presides over regularly scheduled executive sessions of our independent directors, coordinates activities of the independent directors, presides over any portions of meetings of our Board of Directors at which the performance of our Board of Directors is presented or discussed, and performs such additional duties as our Board of Directors otherwise determines and delegates.
Board and Stockholder Meetings and Committees
During our fiscal year ended January 31, 2025, our Board of Directors held four meetings (including regularly scheduled and special meetings), and each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.
We encourage our directors to attend our annual meeting of stockholders. Five of our nine then-serving directors attended the annual meeting of stockholders in 2024. The four directors who were unable to attend had pre-existing scheduling conflicts.
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Cybersecurity Risk Management Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee consists of Messrs. Chadwick and Scheinman and Ms. Hoots. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements under the listing standards of The Nasdaq Stock Market and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Chadwick. Our Board of Directors has determined that Mr. Chadwick is an “audit committee financial expert” within the meaning of SEC regulations. Each director who served on our Audit Committee during fiscal year 2025 can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of his employment.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

•	helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related person transactions; and
•	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our Audit Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2025, our Audit Committee held four meetings.
Compensation Committee
Our Compensation Committee consists of Messrs. McDermott, Scheinman and Subotovsky. The chair of our Compensation Committee is Mr. Scheinman. Our Board of Directors has determined that each member of the Compensation Committee is independent, under the listing standards of The Nasdaq Stock Market, and each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•	reviewing and recommending to our Board of Directors the compensation of our directors;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our Compensation Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2025, our Compensation Committee held four meetings.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mr. Fenger, General McMaster and Mr. Subotovsky. The chair of our Nominating and Corporate Governance Committee is Mr. Subotovsky. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of The Nasdaq Stock Market.

Specific responsibilities of our Nominating and Corporate Governance Committee include:
•	considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and related matters;
•	overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors;
•
reviewing our Company’s practices and initiatives with respect to environmental, social and governance (“ESG”) matters expected to have a significant impact on our Company’s performance, business activities or reputation; and

•
reviewing our Company’s succession planning process for our Chief Executive Officer and other members our executive management team, and assisting our Board of Directors in evaluating potential successors for these roles.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of The Nasdaq Stock Market. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2025, our Nominating and Corporate Governance Committee held four meetings.
Cybersecurity Risk Management Committee
Our Cybersecurity Risk Management Committee consists of Ms. Hoots, General McMaster and Ms. Napolitano. The chair of our Cybersecurity Risk Management Committee is Ms. Hoots.
Specific responsibilities of our Cybersecurity Risk Management Committee include:
•
overseeing the quality and effectiveness of our policies and procedures with respect to our information technology and network systems, including encryption, network security and data security, as well as access to such systems;

•	reviewing and providing oversight on our policies and procedures in preparation for responding to any data security incidents; and
•
overseeing management of internal and external risks related to our information technology systems and processes, including encryption, network security, data security, risk management frameworks, and any internal or third-party audits of such systems and processes.

A copy of the charter of our Cybersecurity Risk Management Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2025, our Cybersecurity Risk Management Committee held four meetings.
Compensation Committee Interlocks and Insider Participation
As mentioned above, our Compensation Committee consists of Messrs. McDermott, Scheinman and Subotovsky and no other person served as a member of our Compensation Committee during the year ended January 31, 2025. None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, including director candidates nominated by stockholders, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board of Directors and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our Board of Directors believes that it should be a diverse body, and our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. As set forth in our Corporate Governance Guidelines, in making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee considers, among other factors, diversity of personal background, professional experience, education, skills, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual Board of Directors and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection. Where a third-party search firm is engaged and requested to furnish a list of possible director candidates to us, such firm will be instructed to include a diverse slate of candidates.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Chief Legal Officer or our Legal Department in writing at Zoom Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also nominate directors for election at an annual meeting of stockholders. Any nomination must comply with the requirements set forth in our amended and restated bylaws. See “Questions and Answers About These Proxy Materials and Voting—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?” above for more information.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors and mailing the correspondence to our Chief Legal Officer at Zoom Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113. If an interested party wishes to contact the independent members of our Board of Directors, the interested party should address such communication to the attention of the Lead Independent Director at the address above. Our Chief Legal Officer in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairman of our Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at https://investors.zoom.us/corporate-governance. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cyber security, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of our senior management team at quarterly meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deem appropriate.
While our Board of Directors is ultimately responsible for risk oversight, our board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies.
Our Cybersecurity Risk Management Committee and our Board of Directors address the primary cybersecurity risks associated with our business. Our Cybersecurity Risk Management Committee assists our Board of Directors in fulfilling its oversight responsibility. Our Board of Directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In particular, our Board of Directors is committed to the identification, timely detection, protection against, appropriate response to, and mitigation of the effects of cybersecurity threats or incidents on Zoom. Our Cybersecurity Risk Management Committee actively engages in such activities as (i) considering input from the Zoom cybersecurity team and others to better understand the threats to the security of Zoom’s services and their impact on Zoom’s business and (ii) evaluating methods for validating the effectiveness of Zoom’s cybersecurity efforts. In particular, our Chief Information Security Officer provides regular briefings to our senior management and our Cybersecurity Risk Management Committee concerning relevant cybersecurity risks and the processes we have implemented to address them. Our Cybersecurity Risk Management Committee, and our Board of Directors also receive various reports, summaries, and presentations related to cybersecurity threats, risks, and mitigations.
At periodic meetings of our Board of Directors and its committees, management reports to and seeks guidance from our Board of Directors and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and compliance related risks. In addition, among other matters, management provides our Audit Committee periodic reports on our compliance programs and investment policy and practices.

Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended January 31, 2025. In addition, it is the Company’s intent to comply with applicable laws and regulations relating to insider trading.
Prohibition on Hedging, Short Sales and Pledging
Our insider trading policy prohibits our directors, officers, employees, and agents (such as consultants and independent contractors) from engaging in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan. Further, our insider trading policy provides that our directors and executive officers may only trade in our securities through a 10b5-1 trading plan.
Environmental, Social, and Governance
Environmental, social and governance (“ESG”) considerations are woven throughout our business and we are committed to maintaining a strong sustainability and ESG program and providing transparent disclosures of our initiatives. The Nominating and Corporate Governance Committee has oversight of our practices and initiatives with respect to ESG matters expected to have a significant impact on the business. The sustainability and ESG program reports into Compliance and Ethics within the Legal organization, and focuses on customer engagement, reporting and disclosure and operational execution. We plan to release our fiscal year 2025 Impact Report, which aligns with the Sustainability Accounting Standards Board (SASB) reporting standards, and will include information regarding our ESG initiatives and policies, our environmental performance, governance practices, and our customer and our community engagement. This report, along with further information about our ESG initiatives and policies, will be available on our website. Content available on our website is not incorporated herein and is not part of this proxy statement.
Non-Employee Director Compensation
We maintain a Non-Employee Director Compensation Policy that provides for cash and equity compensation to directors who are not also serving as an employee or consultant to us (each an “Eligible Director”). The Non-Employee Director Compensation Policy was originally approved by our Board of Directors and effective in May 2019. Our Compensation Committee and Board of Directors periodically review the compensation for our Eligible Directors, with the assistance of their independent compensation consultant, Aon’s Human Capital Solutions practice (formerly known as Radford), a division of Aon plc (“Aon”), including by reference to the peer group of companies used for executive compensation purposes and general trends and best practices in our industry for director compensation. When updating the Non-Employee Director Compensation Policy, our Compensation Committee and Board of Directors carefully consider market data analysis and recommendations from Aon, as well as the increased demands on, and time commitment required by, our directors.
The current Non-Employee Director Compensation Policy (which was also effective for fiscal 2025) is described below.
Annual Cash Compensation
1.	Annual Board Service Retainer:
a.	All Eligible Directors: $45,000
b.	Chairperson or Lead Independent Director (in lieu of above): $65,000
2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $12,500

b.	Member of the Compensation Committee: $10,000
c.	Member of the Nominating and Corporate Governance Committee: $5,000
d.	Member of the Cybersecurity Risk Management Committee: $10,000
3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.	Chairperson of the Audit Committee: $27,500
b.	Chairperson of the Compensation Committee: $20,000
c.	Chairperson of the Nominating and Corporate Governance Committee: $10,000
d.	Chairperson of the Cybersecurity Risk Management Committee: $20,000
Equity Compensation
Under the Non-Employee Director Compensation Policy terms in place for fiscal 2025, each Eligible Director is eligible to receive a restricted stock unit (“RSU”) calculated based on a grant value of $275,000 (the “Target RSU”). The RSU is automatically granted to each Eligible Director at the following times and is pro-rated as described below. All of the RSUs granted under the Non-Employee Director Compensation Policy are granted under the 2019 Equity Incentive Plan (the “2019 Plan”).
Initial Appointment: At the time an Eligible Director is first elected or appointed to the Board of Directors, on the date of such Eligible Director’s initial election or appointment to the Board (the “Eligibility Date”), such Eligible Director receives the Target RSU (the “Initial Grant”), pro-rated by the percentage (not to exceed 100%) obtained by dividing the total number of expected calendar days remaining until the first annual meeting of the Company’s stockholders (the “annual meeting”) occurring after the Eligibility Date by 365. The Initial Grant fully vests as of the day immediately preceding the first annual meeting date (or, if sooner, the one-year anniversary of the grant date of the Initial Grant), subject to the Eligible Director’s continuous service (as defined in the 2019 Plan) through each such applicable vesting date. If an Eligible Director is first elected or appointed to the Board of Directors on the date of an annual meeting, such Eligible Director receives the Annual Grant (defined below) instead of an Initial Grant.
Re-Election: On the date of each of our annual meetings of stockholders, commencing on the applicable meeting date as described below, each Eligible Director who is (i) nominated at such annual meeting to be re-elected to the Board of Directors to serve a three-year term and (ii) continues to serve as a non-employee member of the Board of Directors following such annual meeting is granted the Target RSUs (each, an “Annual Grant”).
All RSUs granted pursuant to the Non-Employee Director Compensation Policy will accelerate and vest in full upon (i) the Eligible Director’s death or disability (as defined in the 2019 Plan) or (ii) a change in control (as defined in the 2019 Plan), subject to the Eligible Director’s continuous service through such date.
The number of shares underlying each RSU granted under the Non-Employee Director Compensation Policy is determined by dividing the applicable grant value for such RSU (as pro-rated if applicable) by a 60-trading day trailing average closing stock price of our Class A common stock. The Compensation Committee uses the 60-trading day trailing average closing price, rather than a single day stock price on the date of grant, in order to provide a more stabilized stock value less susceptible to possible swings in the market. The Compensation Committee understands that this process can result in the ultimate grant date value of an award as required to be reported in the Director Compensation Table under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”) being higher or lower than the Target RSU value, but has considered, in consultation with Aon, various approaches to granting equity awards, each of which have advantages and disadvantages, and determined that the process described above is the most appropriate for Zoom at this time.
Non-Employee Director Compensation for Fiscal Year 2025
The following table provides information regarding the total compensation that was earned by each of our non-employee directors in our fiscal year ended January 31, 2025.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)	Total ($)
Jonathan Chadwick	72,500	252,676	325,176

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)	Total ($)
Michael Fenger(2)	22,011	262,183	284,194
Peter Gassner	45,000	252,676	297,676
Cindy Hoots	77,500	252,676	330,176
William R. McDermott	55,000	252,676	307,676
Lieut. Gen. H.R. McMaster	60,000	252,676	312,676
Janet Napolitano	55,000	252,676	307,676
Dan Scheinman	97,500	252,676	350,176
Santiago Subotovsky	65,000	252,676	317,676

(1)
Amounts reported represent the grant date fair value of RSUs granted to our directors during the fiscal year ended January 31, 2025 under our 2019 Plan, computed in accordance with ASC 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025. This amount does not reflect the actual economic value that may be realized by the non-employee director. Each of the RSUs reflected in the table above, with the exception of Mr. Fenger’s RSUs, represent the Annual Grant granted to each relevant director on the date of our 2024 annual meeting of stockholders pursuant to our Non-Employee Director Compensation Policy. Mr. Fenger’s RSUs represent the Initial Grant granted to him pursuant to our Non-Employee Director Compensation Policy following the date of his appointment to our Board in August 2024.

(2)	Mr. Fenger was appointed to our Board in August 2024.
(3)
The following table sets forth information on the aggregate number of shares of our Class A common stock underlying outstanding and unexercised stock options and unvested RSUs held by our non-employee directors as of January 31, 2025:

Director	Number of RSUs Outstanding as of January 31, 2025	Number of Shares Underlying Outstanding Options as of January 31, 2025
Jonathan Chadwick	4,361
Michael Fenger	3,738
Peter Gassner	4,361
Cindy Hoots	4,361
William R. McDermott	4,361
Lieut. Gen. H.R. McMaster	4,361
Janet Napolitano	4,361
Dan Scheinman	4,361	100,000
Santiago Subotovsky	4,361

Mr. Yuan, our Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for additional information about the compensation paid to Mr. Yuan.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of ten members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company.
Nominees
There are currently four directors in Class III, Michael Fenger, William R. McDermott, Santiago Subotovsky, and Janet Napolitano, all of whose terms of office are set to expire at the Annual Meeting. Our Nominating and Corporate Governance Committee recommended, and our Board of Directors nominated, Michael Fenger, William R. McDermott, and Santiago Subotovsky for re-election to our Board of Directors at the Annual Meeting, but our Nominating and Corporate Governance Committee did not recommend, and our Board of Directors did not nominate, Ms. Napolitano for re-election. Our Board of Directors approved a reduction in the number of directors constituting the full Board of Directors from ten to nine, effective immediately prior to the Annual Meeting.
If elected, each of Messrs. Fenger, McDermott and Subotovsky will serve as Class III directors until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. Mr. Fenger has not previously been elected by our stockholders. Mr. Fenger was among various candidates recommended from the professional networks of our Board of Directors and management. After performing further evaluation of Mr. Fenger’s particular experience, qualifications, attributes, and skills, the Nominating and Corporate Governance Committee recommended him for election to the Board. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “For” the election of Michael Fenger, William R. McDermott, and Santiago Subotovsky. Each person nominated for election has agreed to serve if elected, and our management has no reason to believe that any nominee will be unable to serve; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will leave your shares unvoted on this matter.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending January 31, 2026. During our fiscal year ended January 31, 2025, KPMG served as our independent registered public accounting firm.
Notwithstanding the appointment of KPMG and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending January 31, 2026. Our Audit Committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of KPMG, our Board of Directors may reconsider the appointment.
Principal Accountant Fees and Services
The following table presents fees for professional audit services and other services rendered to our Company by KPMG for our fiscal years ended January 31, 2025 and 2024.

	Fiscal Year
	2025	2024
Audit Fees(1)	$5,496,956	$5,208,072
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$5,496,956	$5,208,072

(1)
Audit fees consist of professional services provided in connection with the audit of our annual consolidated financial statements (which was an integrated audit for fiscal years 2025 and 2024), the review of our unaudited quarterly consolidated financial statements, foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Auditor Independence
Pursuant to its charter and the policy described further below, our Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services rendered by KPMG for our fiscal years ended January 31, 2024 and 2025 were pre-approved by our Audit Committee and our Audit Committee determined that the provision of such services did not impair KPMG’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our Company successfully in a competitive environment.
Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board of Directors, and, accordingly, our Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
The next scheduled say-on-pay vote will be held at the 2026 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at https://investors.zoom.us/corporate-governance. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the management of the company is responsible for (i) establishing and maintaining internal controls and (ii) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•	reviewed and discussed the audited financial statements with management and KPMG;
•	discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
•
reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the Audit Committee’s review and discussions with management and KPMG described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2025 for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Jonathan Chadwick (Chair)

Cindy Hoots

Dan Scheinman
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2025. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Eric S. Yuan	55	President, Chief Executive Officer and Chairman of the Board
Aparna Bawa	47	Chief Operating Officer
Michelle Chang	50	Chief Financial Officer
Velchamy Sankarlingam	57	President of Product and Engineering

Eric S. Yuan. Biographical information for Mr. Yuan is presented Under “Board of Directors and Corporate Governance” above.
Aparna Bawa. Ms. Bawa has served as our Chief Operating Officer since May 2020 and served as our Secretary from February 2024 to February 2025. She previously served as our interim Chief Legal Officer from May 2020 to February 2024, our Chief Legal Officer August 2019 to May 2020, our General Counsel from September 2018 to May 2020, and as our Secretary from December 2018 to November 2020. Prior to joining us, Ms. Bawa served as Senior Vice President and General Counsel of Magento, Inc., an e-commerce platform company, from June 2017 until its acquisition by Adobe Inc. in June 2018. From November 2012 to May 2017, Ms. Bawa served as Vice President, General Counsel and Secretary of Nimble Storage, Inc., an enterprise flash storage company, which was acquired by Hewlett Packard Enterprise in April 2017. Ms. Bawa holds a B.Sc. in Accounting from Marquette University and a J.D. from Harvard Law School.
Michelle Chang. Ms. Chang has served as our Chief Financial Officer since October 2024. Prior to joining us, Ms. Chang served in various leadership positions at Microsoft Corporation, a technology company, over 20 years, including the Chief Financial Officer and Corporate Vice President of the Commercial Sales and Partner Organization from August 2022 until October 2024 and Chief Financial Officer of Modern Workplace and Security from November 2017 to August 2022. Ms. Chang holds a B.A. in Business-Accounting from the University of Washington.
Velchamy Sankarlingam. Mr. Sankarlingam has served as our President of Product and Engineering since June 2020. Prior to joining us, Mr. Sankarlingam was at VMware, a provider of cloud computing and virtualization software and services, from June 2010 to June 2020, where he served various roles, most recently as Senior Vice President, Cloud Services Development and Operations. Prior to that, he served in various positions at Cisco Webex from June 2003 to June 2010. Mr. Sankarlingam has also worked at IBM, Accenture, Standard Microsystems and Network Computing Devices. Mr. Sankarlingam holds a B.E. in Electronics and Communication Engineering from College of Engineering, Guindy, Chennai in India, a M.S. in Computer Science from Northern Illinois University, a M.S. in Business and Policy from Stony Brook University and completed the Stanford Executive Program at Stanford University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies and analyzes how and why our Compensation Committee arrived at specific compensation decisions for the fiscal year ended January 31, 2025, or fiscal 2025, for the individuals listed below, collectively referred to as our “named executive officers” or “NEOs.”
Our named executive officers for fiscal 2025 are:

Name(1)	Position(s)
Eric S. Yuan	President and Chief Executive Officer (principal executive officer)
Michelle Chang(2)	Chief Financial Officer (principal financial officer)
Kelly Steckelberg(3)	Former Chief Financial Officer
Aparna Bawa	Chief Operating Officer
Velchamy Sankarlingam	President of Product and Engineering

(1)
Aside from the individuals described above, we did not have any other executive officers (as defined in Rule 3b-7 under the Exchange Act) serving at the end of fiscal 2025 and we did not have any other executive officers serving during fiscal 2025 who would otherwise qualify as “named executive officers” pursuant to SEC rules and guidance.

(2)	Ms. Chang commenced employment as our Chief Financial Officer on October 7, 2024.
(3)	Ms. Steckelberg ceased providing services as our Chief Financial Officer on October 7, 2024 and transitioned to an advisory role, which terminated on November 26, 2024.
Executive Summary
In the years following our initial public offering in 2019, our business grew rapidly as we expanded from a video communications tool to a full collaboration platform. Our growth was further fueled during the COVID-19 pandemic when we mobilized as a company to keep the world connected. We grew significantly in size to manage this demand while enabling continued innovation. The emergence from pandemic, and subsequent economic downturn in years thereafter, presented headwinds. We continue to transform our compensation program to reflect our evolution into a more mature stage business. We remain committed to a straightforward, transparent compensation structure, designed to best motivate our executive officers and drive long-term value creation for our stockholders. While our compensation historically favored equity over cash compensation, we are shifting our executive compensation program to increase performance cash bonus opportunities and decrease annual equity compensation in fiscal 2026 and fiscal 2027 in order to better reflect market practices.
Summary of Fiscal 2025 Performance
In fiscal 2025, we sharpened our focus as an AI-first work platform, refining our strategy and reinforcing our core values in the face of ongoing macroeconomic pressures to position ourselves for long-term success. This year, we took proactive measures to reestablish three key strategic priorities, which are now guiding our organization: expanding our AI capabilities to drive customer value, rapidly innovating within Zoom Workplace and building upon our momentum with new products such as Contact Center and Workvivo. With our proven product innovation, maturing go-to-market engine and fine-tuned financial discipline, we are primed to drive sustainable growth and additional value for our customers and stockholders.
The following fiscal 2025 business results provide context for stockholders reviewing our executive compensation disclosures:
•	Revenue: Total revenue for the fiscal year was $4,665.4 million, up 3.1% year over year.
•
Income from Operations: GAAP income from operations for the fiscal year was $813.3 million, up from GAAP income from operations of $525.3 million for fiscal 2024. Non-GAAP income from operations for the fiscal year was $1,837.9 million, up from $1,774.9 million for fiscal 2024.[1]

•	Cash Flow: Net cash provided by operating activities was $1,945.3 million for the fiscal year, up from $1,598.8 million for fiscal 2024.
[1]	See Appendix A to this proxy statement for information regarding our use of non-GAAP income from operations, including a reconciliation to its most directly comparable GAAP financial measure.

Summary of Fiscal 2025 Executive Compensation Program
Our Compensation Committee closely considers our performance, business strategy and our transformation as a Company in making executive compensation decisions. The Compensation Committee develops compensation programs that it thinks are the most appropriate to drive results for our Company and our stockholders, and to ensure that our pay program aligns compensation with stockholder interests and our Company performance over the long-term. During the six years since we first became a public company, our business has transformed significantly, and our compensation programs have also continued to evolve and transform to be appropriate for a company of our size and stage of business. As such, our compensation has varied and our practices may differ from the typical practices of public companies that have been operating for longer periods of time in a less volatile and dynamic environment.
Based on our operational and financial performance, and in light of the other factors described in this Compensation Discussion and Analysis, the Compensation Committee made the following named executive officer compensation decisions for fiscal 2025:
Base Salary: For fiscal 2025, the base salaries of each of our named executive officers (other than Ms. Chang) were set at the same base salary amount in place for fiscal 2023, after being temporarily reduced for fiscal 2024 as part of the Company’s restructuring plan in 2023. Ms. Chang’s base salary was determined in connection with her commencement of employment in October 2024 based on market data for her position.
Annual Performance Incentive: Target incentive award opportunities for fiscal 2025 continued to represent 8% of base salary for each named executive officer other than Ms. Chang. Ms. Chang’s target incentive of 90% of base salary was set in October 2024 when she commenced employment with us, reflecting market data for her position and our intention to increase our other named executive officers’ bonus targets in the future to more closely align with market amounts and practices. We structured our fiscal 2025 performance incentive program to be based on two rigorous financial performance goals that drive our business: revenue and non-GAAP income from operations. We paid cash incentives to our NEOs under such program based solely on achievement against such financial metrics, resulting in a payout at 106.3% of each named executive officer’s target annual incentive (prorated, in the case of Ms. Chang).
Equity Awards: We introduced performance-vesting equity awards into the equity compensation program for our employees. In April 2024, we granted 100% of the annual RSU bonus awards to all of our NEOs serving at such time in the form of performance-vesting RSUs that vest based upon achievement of two key financial performance goals aligned with our annual incentive program. In April 2025, the Compensation Committee determined that the performance goals were achieved, and the awards vested in full. We also granted a four-year “refresh” RSU award to Mr. Sankarlingam and a four-year new hire RSU award to Ms. Chang, each of which is intended to be equivalent to four years of typical annual market-based grants.
Total Compensation: Total compensation reported for our CEO for fiscal 2025 is approximately 87% lower than in fiscal 2024 and approximately 96% lower than in fiscal 2023, based on total compensation as reported in the Summary Compensation Table. This reduction in total compensation is primarily attributable to the decrease in the value of equity compensation awarded to our CEO. Specifically, we did not grant supplemental equity awards in fiscal 2025 (we have sunsetted our supplemental grant program), and we did not grant a new four-year “refresh” equity award to our CEO in fiscal 2025 (our CEO last received a four-year “refresh” award in fiscal 2023).
Early Fiscal 2026 Executive Compensation Changes
In fiscal 2026, we continued to shift towards delivering a greater portion of short-term performance incentive compensation in the form of more market-based cash opportunities rather than annual equity awards. We granted performance-vesting RSU awards in April 2025 with target grant date values equal to half of the target values applicable to the fiscal 2025 performance-vesting RSUs granted to Mr. Yuan, Ms. Bawa and Mr. Sankarlingam. In addition, in accordance with our intent to increase target incentive award opportunities, effective February 1, 2025, Mr. Yuan’s bonus target was increased to 64% and Ms. Bawa’s and Mr. Sankarlingam’s bonus targets were both increased to 49%. Ms. Chang did not receive a performance-vesting equity award for fiscal 2026 and her bonus target remained unchanged, given that her new hire compensation package already included an annual target bonus amount that was significantly higher than the other named executive officers’ amounts and aligned with market data for her role.

Executive Compensation Policies and Practices
We assess the effectiveness of our executive compensation program from time to time and review risk mitigation and governance matters, which include maintaining the following best practices:

What We Do		What We Don’t Do
✔ ✔	Emphasize long-term equity incentives Tie performance cash incentive opportunities to defined business objectives and include a reasonable cap	✘ ✘	No guaranteed “single-trigger” change in control payments No tax reimbursements or tax gross-ups on severance or change in control payments
✔	Provide transparent disclosure of performance incentive targets and payout structure	✘	No special executive welfare or health benefits, or special executive retirement plans
✔	Assess risks of our compensation program	✘	No guaranteed salary increases or bonuses
✔	Maintain a Compensation Committee comprised entirely of independent directors	✘	No hedging or pledging of our stock
✔	Retain an independent compensation advisor
✔	Maintain clawback policies

Advisory Vote on Executive Compensation and Stockholder Engagement
Last year we sought our fourth say-on-pay advisory vote from our stockholders regarding our executive officer compensation program and received a support level of approximately 81.7%.
The Compensation Committee values the views of our stockholders. As such, we solicit input from our stockholders throughout the year. The Compensation Committee reviews the advisory vote results and feedback from our stockholder engagement activities when making executive compensation decisions. In fiscal 2024 and fiscal 2025, we engaged in a dialogue and had informative discussions with several of our institutional stockholders, including one of our largest institutional investors (based on holdings of our Class A common stock), to gain a better understanding of their views regarding our executive compensation program, as well as other governance matters. The feedback from our stockholders and the compensation changes we made over the past two years in response to such feedback and as a result of last year’s say-on-pay advisory vote are described in the table below.

What we heard	How we responded
Stockholders generally expressed a desire to better understand our equity compensation program.
We continue to evolve our equity compensation program. In this proxy statement, we have continued to include expanded disclosure regarding our equity compensation program and how we believe it, along with our cash incentive program, aligns pay with company performance.

Stockholders expressed concerns regarding our supplemental grant program and four-year “refresh” grants.
We sunsetted our supplemental grant program such that no employees (including NEOs) receive supplemental grants after January 2024. The Compensation Committee will continue to evaluate our equity compensation program, including our four-year “refresh” grants.

Stockholders requested that we consider granting performance-vesting equity awards.
For fiscal 2025, we introduced performance-vesting RSUs to replace our annual RSU bonus awards. Performance-vesting RSUs were only eligible to vest (with a cap of 100% of target) based upon achievement of two rigorous financial performance metrics. We continued to grant performance-vesting RSUs to our NEOs in fiscal 2026 (other than to our newly hired NEO, Ms. Chang).

Stockholders expressed concern regarding our equity compensation dilution and requested that we consider a more market standard cash bonus program.
We are shifting our executive compensation practices to increase performance cash bonus opportunities and decrease annual equity compensation grants over the next two years. In fiscal 2025, we determined Ms. Chang’s new hire compensation package with this intended shift in mind. In fiscal 2026, we granted performance-vesting equity awards with target grant date values equal to half of the target values applicable to the fiscal 2025 performance-vesting equity awards. We will continue to evaluate the amount and form of our equity compensation program.

Our Compensation Committee will monitor and continually evaluate our compensation program going forward in light of our stockholders’ views and our transforming business needs and expects to continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for our named executive officers.
Compensation Objectives and Philosophy
Zoom’s compensation philosophy is to employ market-competitive compensation programs and relevant total rewards offerings that reflect Zoom’s culture and values in order to deliver happiness to its employees and recognize their value to our organization.
Our executive compensation program aims to achieve the following main objectives:
•	attract, retain, and reward top talent;
•	provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;
•	apply a market-based compensation structure that balances internal equity and that reflects our culture and values; and
•	align our executives’ interests with those of our stockholders.
Elements of Executive Compensation
Our executive compensation program aims to take a holistic approach to compensation and generally consists of, and is intended to strike a balance among, the following three principal components: base salary, performance-based incentive compensation, and equity incentive compensation. We also provide our executive officers with severance and change-in-control related payments and benefits, as well as benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in various employee health and welfare benefit plans. The following chart summarizes the three main elements of our executive compensation program, their objectives, and key features.

Element	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Fixed compensation that is periodically reviewed and adjusted if and when appropriate.

Performance Incentive (at-risk cash)	Motivates and rewards for attaining performance goals that are key drivers of our annual operating plan.
Incentive opportunities are dependent upon specific performance goals (which may be corporate performance goals and/or individual performance goals or sales goals in the case of executives subject to our sales compensation plan). Each goal has a defined threshold level necessary for any payout and a reasonable cap on payout. Actual incentive amounts earned are determined after the end of the performance period, taking into account the extent to which the performance goals have been achieved (and any relative weightings of such goals).

Equity Incentive (at-risk equity)
Motivates and rewards for Company performance by aligning executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long term.

Since our initial public offering, equity incentives have been provided in the form of RSUs. Equity incentives may be granted as and when we determine appropriate for new hires, promotions, refresh, or other special circumstances, such as to encourage retention or as a reward for significant achievement. For fiscal 2025, we introduced performance-vesting RSUs that vest based on achievement of performance goals and supplement our annual cash incentive program.

We focus on providing a competitive compensation package to each of our executive officers that provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
We do not have formal policies for allocating compensation among salary, performance incentive awards and equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, the Compensation Committee typically structures a significant portion of our named executive officers’ compensation package to be comprised of long-term equity awards in order to align the executive officers’ incentives with the interests of our stockholders and focus our executives on achieving key corporate goals that drive our business.
How We Determine Executive Compensation
Role of Our Compensation Committee, Management, and the Board
The Compensation Committee is appointed by the Board of Directors to assist with the Board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.
The Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. The Compensation Committee meets periodically throughout the year to, among other things, manage and evaluate our executive compensation program and generally determines on an annual basis the principal components of compensation (base salary, performance incentive, and equity awards) for our executive officers which may be subject to final approval by our Board of Directors. However, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. Historically, the Compensation Committee has granted equity awards to executive officers when it determines appropriate, which typically includes when an executive officer is hired or promoted, when such grants are substantially vested, and at other times the Compensation Committee determines appropriate for retention or other purposes. The Compensation Committee typically grants equity awards on regularly scheduled dates that occur twice a quarter. The Compensation Committee will continue to evaluate its equity grant policies as we continue to evolve and grow as a public company.
In addition to its independent compensation consultant, as described below under “Role of Compensation Consultant,” our Compensation Committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses along with the information from its independent compensation consultant, in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Other than with respect to his own compensation, our Chief Executive Officer evaluates and provides to the Compensation Committee executive officer performance assessments and his recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance incentives, equity compensation, and other compensation-related matters outside of the presence of any other named executive officers. Members of management, including our Chief Executive Officer, may attend portions of our Compensation Committee’s meetings. However, our Compensation Committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.
From time to time, various other members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee or Board of Directors meetings.
Role of Compensation Consultant
The Compensation Committee continued to retain Aon as its independent compensation consultant during fiscal 2025, due to its extensive analytical and compensation expertise relating to technology companies. In this capacity, Aon advised the Compensation Committee on compensation matters related to the executive and director compensation structure. In fiscal 2025, Aon assisted with, among other things:
•	conducting an executive market pay analysis;

•	developing a group of peer companies to use as a reference in making executive compensation decisions;
•	evaluating current executive pay practices and considering alternative compensation programs;
•	reviewing our director compensation policies and practices; and
•	assisting in the development of this Compensation Disclosure and Analysis.
The Compensation Committee has the sole authority to engage and terminate Aon’s services, as well as to approve its compensation. Aon makes recommendations to the Compensation Committee but has no authority to make compensation decisions on behalf of the Compensation Committee or Zoom. Aon reported to the Compensation Committee and had direct access to the chairperson and the other members of the Compensation Committee. Beyond data and advice related to executive and director compensation matters, Aon did not provide other services to us in fiscal 2025.
The Compensation Committee has analyzed whether the work of Aon as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, the Compensation Committee determined that the work of Aon and the individual compensation advisors has not created any conflict of interest.
Use of Competitive Market Compensation Data
The Compensation Committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee works annually with Aon to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. The Compensation Committee believes that the peer and market data provided by Aon, along with other factors, is an important reference point when setting compensation for our named executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success.
Fiscal 2025 Peer Group
In August 2023, with recommendations from Aon, the Compensation Committee identified a group of companies that would be appropriate peers for fiscal 2025 compensation decisions, based on the following criteria:
•	Industry: software and technology companies
•	Market Capitalization: 0.3x to 3x of our market value
•	Revenue: 0.3x to 3x of our revenue
The peer group of companies that the Compensation Committee referenced for the purpose of informing fiscal 2025 executive compensation decisions is listed below. At the time of review in August 2023, our trailing 12-month revenue was approximately $4.4 billion and our 30-day average market capitalization was approximately $20.17 billion.

Peer Group for Assessing Fiscal 2025 Compensation

- Arista Networks, Inc. (ANET)
- Autodesk, Inc. (ADSK)
- Cadence Design Systems, Inc. (CDNS)
- Datadog, Inc. (DDOG)
- DocuSign, Inc. (DOCU)
- Fortinet Inc (FTNT)*
- GoDaddy Inc (GDDY)*
- Okta, Inc. (OKTA)
- Palo Alto Networks, Inc. (PANW)
- RingCentral, Inc. (RNG)
- Snap Inc. (SNAP)
- Synopsys, Inc. (SNPS)
- Twilio Inc. (TWLO)
- Unity Software Inc. (U)
- Veeva Systems Inc. (VEEV)
- Workday, Inc. (WDAY)
- Zscaler, Inc (ZS)

Zoom vs. Peer Group[1]

Revenue
Zoom
61st percentile
25%
50%
75%

Market
Capitalization
Zoom
42nd percentile
25%
50%
75%

[1] Reflects results at the time of approval in August 2023

* New peer for fiscal 2025

Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of Compensation Committee members. Pay decisions are not made by use of a formulaic approach or benchmark. The Compensation Committee believes executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the following factors:

• Zoom’s performance and existing business needs	• Zoom’s culture and values
•
Each named executive officer’s individual performance, scope of job function and criticality of the skill set
•
The need to attract new talent and retain existing
talent in a highly competitive industry
•
Our Chief Executive Officer’s recommendations
(for executive officers other than the CEO)
•
Internal pay equity

•
The Compensation Committee’s independent judgment
•
Each named executive officer’s current equity
ownership and total compensation
•
Aggregate compensation cost and impact
on stockholder dilution
•
Market and peer data provided by our
compensation consultant

• Feedback from our stockholders	• Recommendations from our compensation consultant

Fiscal 2025 Executive Compensation Program
Base Salary
The annual base salaries of each of our named executive officers for fiscal 2025 are listed below.

Executive	Fiscal 2025 Base Salary ($)
Eric S. Yuan(1)	$450,000
Michelle Chang(2)	$580,000
Kelly Steckelberg(1)(3)	$450,000
Aparna Bawa(1)	$450,000
Velchamy Sankarlingam(1)	$450,000

(1)	Effective February 1, 2024.
(2)	Effective October 7, 2024.
(3)	Ms. Steckelberg ceased providing services to us on November 26, 2024.
Mr. Yuan’s, Ms. Steckelberg’s, Ms. Bawa’s and Mr. Sankarlingam’s annual base salaries for fiscal 2024 had been temporarily reduced from $450,000 to $360,000 (or with respect to Mr. Yuan, $10,000) as part of the Company’s restructuring plan in February 2023. For fiscal 2025, such annual base salaries reverted to $450,000, which was the annual base salary amount effective at the end of fiscal 2023. Each of Mr. Yuan’s, Ms. Steckelberg’s, Ms. Bawa’s and Mr. Sankarlingam’s fiscal 2024 base salaries remained at or below the 50th percentile of market data.
The Compensation Committee subsequently determined Ms. Chang’s base salary in connection with her commencement of employment with us based on a variety of factors, including Ms. Chang’s overall new hire compensation package. Ms. Chang’s base salary was between the 50th and 75th percentiles of market data for her position.
Performance Cash Incentive
Our Officer Incentive Plan (the “Officer Incentive Plan”) applies to certain key executives, including each of our named executive officers. The Officer Incentive Plan provides for the opportunity to earn cash incentive payments based upon the attainment of certain corporate, financial, or operational measures or objectives appropriate for the fiscal year. Each participant has a target annual performance incentive opportunity that corresponds to the achievement of 100% of the corporate performance goals. The corporate performance goals and incentive formulas are adopted annually by the Compensation Committee and communicated to each executive participant. If the corporate performance goals are met, the Compensation Committee will determine if incentive payments are made as soon as practicable thereafter.

Fiscal 2025 Target Amounts
For fiscal 2025, each of our named executive officers participated in the Officer Incentive Plan. Each of our named executive officers (excluding Ms. Chang) was eligible to receive a cash incentive bonus at an annual target of 8% of base salary for fiscal 2025. The target percentages applicable to such named executive officers for fiscal 2025 had remained unchanged for the past four fiscal years. For fiscal 2025, the Compensation Committee believed that the 8% target cash bonuses were appropriate because they resulted in executive compensation being primarily comprised of equity awards in order to focus our executive officers on achievement of our long-term strategic and financial goals and aligned their interests with those of our stockholders.
The Compensation Committee is aware that the 8% targets for our named executive officers fall significantly below the annual incentive opportunities offered by our peer companies and intends to adjust our compensation program over the next two fiscal years to increase bonus opportunities to more closely align with the market (and to concurrently reduce the target grant date values of annual performance-vesting RSU bonus awards, as disclosed under “Executive Summary” above). The Compensation Committee adopted this approach in October 2024 when determining Ms. Chang’s cash incentive bonus in connection with her commencement of employment. Ms. Chang is eligible to receive a cash incentive bonus for fiscal 2025 at an annual target of 90% of base salary, pro-rated for Ms. Chang’s services to Zoom during fiscal 2025. The Compensation Committee determined Ms. Chang’s target bonus amount for fiscal 2025 based on its subjective determination of the amount appropriate to induce and retain Ms. Chang and reasonable in relation to market data. Ms. Chang’s target bonus amount was at the 50th percentile of market data for her position.
Fiscal 2025 Performance Goals and Achievement
The Compensation Committee established revenue and non-GAAP income from operations as the corporate performance goals applicable to the fiscal 2025 plan year. The Compensation Committee chose these metrics because they align with our primary objectives to drive revenue growth and operating performance and leverage. Non-GAAP income from operations is an important indicator of our ability to effectively manage operating expenses given our revenue growth. The Compensation Committee set the targets for revenue and non-GAAP income from operations at levels that the Compensation Committee determined to be rigorous and uncertain as of the time of approval in early fiscal 2025, after considering the complex macroeconomic environment and the likelihood of a range of business scenarios that could impact our performance. Our revenue target was set above actual revenue achievement for fiscal 2024, given our expectations that we could, with effort, achieve increased revenue year-over-year and was aligned with our external guidance for fiscal 2025. Our non-GAAP income from operations target was set below actual achievement for fiscal 2024, given our expected decline in non-GAAP operating income year-over-year due to our continued investment in AI, but at the high end of our external guidance as of early fiscal 2025, with maximum goals at levels that would require extremely strong financial performance.

Each of the annual corporate performance goals, their relative weightings, and payout methodology are summarized in the chart below. The incentive payout each participant could receive under the Officer Incentive Plan was capped at 200% of such participant’s target incentive.

Corporate Performance Goal	Payout Formula(2)	Weight	Actual Achievement	Payout Percentage	Weighted Payout Percentage
Revenue	• Less than threshold achievement ($4,416.0 million): no payout • Threshold achievement ($4,416.0 million): 20% payout funding • Target achievement ($4,600.0 million): 100% payout funding • Maximum achievement ($5,980.0 million or above): 200% payout funding	80%	$4,665.4 million	104.7%	83.8%

Non-GAAP Income from Operations(1)	• Less than threshold achievement ($1,384.0 million): no payout • Threshold achievement ($1,384.0 million): 20% payout funding • Target achievement ($1,730.0 million): 100% payout funding • Maximum achievement ($2,595.0 million or above): 200% payout funding	20%	$1,837.9 million	112.5%	22.5%
Total					106.3%

(1)
Non-GAAP income from operations is a non-GAAP financial measure, which represents the GAAP income from operations excluding stock-based compensation expense and related payroll taxes, acquisition-related expenses, restructuring expenses, and litigation settlements, net.

(2)
Payout funding for achievement between threshold, target and maximum achievement levels was determined under the following payout scale: for achievement levels between threshold and target, 20% payout funding would occur for each 1% (5% in the case of non-GAAP income from operations) of achievement above threshold; for achievement levels between target and maximum, the 100% target payout funding would be increased by 20% payout funding for each 6% (10% in the case of non-GAAP income from operations) of achievement above target, in each case with linear interpolation between such levels.

The Compensation Committee assessed the corporate performance goal achievement following the end of fiscal 2025 and approved payouts under the Officer Incentive Plan based solely on our performance relative to the corporate performance goals and our payout methodology described above. Accordingly, each of our NEOs received the following aggregate cash incentive bonus payments under the Officer Incentive Plan for fiscal 2025.

Executive(1)	Incentive Amount Paid ($)	Percentage of Target Incentive (%)
Eric S. Yuan	$38,268	106.3%
Michelle Chang(2)	$177,382	106.3%
Aparna Bawa	$38,268	106.3%
Velchamy Sankarlingam	$38,268	106.3%

(1)	Following her resignation, Ms. Steckelberg was no longer entitled to, and did not receive, a cash incentive bonus payment for fiscal 2025.
(2)	Ms. Chang’s cash incentive bonus payment was pro-rated to reflect her October 7, 2024 start date.

Equity Awards
Form of Awards. Since our initial public offering, we have granted equity compensation to our executive officers primarily in the form of RSU awards. The Compensation Committee regularly reviews market trends regarding equity compensation structures in connection with making executive compensation decisions. For fiscal 2025, the Compensation Committee determined that RSUs continued to be the most appropriate incentive structure for our executive officers at this time to deliver meaningful incentives that align our named executive officers’ interests with those of our stockholders by providing a return directly in line with our stock price. The Compensation Committee introduced performance-vesting RSU awards into our fiscal 2025 annual equity program and additionally granted time-vesting RSU awards to certain of our named executive officers. RSUs cover fewer shares than stock options, minimize dilution to stockholders, are straightforward and understandable to our employees, and are the predominant type of equity award utilized by the peer companies with whom we compete for talent. Time-vesting RSU awards encourage retention through vesting over the recipient’s continued employment with us, while performance-vesting RSU awards incentivize and reward our executive officers for achieving pre-determined levels of performance.
We generally grant equity awards on fixed dates determined in advance, although there may be occasions when grants are made on other dates, such as new hires or other special circumstances. The timing of equity award grants to our executive officers is not coordinated in a manner that intentionally benefits our executive officers. The Company does not grant stock options, stock appreciation rights, or similar instruments with option-like features and has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.
Targeted Grant Value and Resulting Shares. The Compensation Committee typically approves a target dollar-denominated grant value for each equity award, which is then translated into the number of RSUs that are granted. We generally determine the number of RSUs underlying each grant by dividing the RSU target grant value by our average closing price over the 30-trading day period ending 14 calendar days prior to the grant date. The Compensation Committee generally uses a historical average closing market price to determine the number of shares subject to each equity award, rather than a single day stock price on the date of grant, in order to provide a more stabilized stock value less susceptible to possible swings in the market. The Compensation Committee understands that using a historical average stock price can result in the ultimate grant date value of an award as required to be reported in the Summary Compensation Table and the Grants of Plan-Based Awards table under ASC 718 being higher or lower than the target grant value but has considered this, in consultation with Aon, and determined that the process described above is the most appropriate as a general practice for us at this time.
Equity Grant Programs. We generally grant equity awards to our named executive officers under the same programs and methodology that apply to all employees across our organization, which we believe builds trust, transparency, and teamwork. Our equity programs have evolved over the years since we became a public company in 2019, and our Compensation Committee continues to evaluate the most appropriate compensation programs to attract and retain employees and motivate and reward them for our long-term performance.
Four-Year New Hire and Refresh Awards. We have typically granted equity awards upon an executive officer’s commencement of employment or promotion that vest over a four-year period, followed by four-year “refresh” grants when these awards are substantially or fully vested, or otherwise not providing sufficient retention and incentive for our employees. The value of our four-year equity awards generally appears higher than the grant values of other companies, when viewed on a single year basis. As such, these awards should generally be viewed in the context of compensation over a four-year period.
In April 2024, we granted a four-year “refresh” award to Mr. Sankarlingam, who had received a four-year new hire award in July 2020. The Compensation Committee determined the size of the four-year “refresh” award in its subjective discretion, using its experience and business judgment, considering various factors, including market data, individual performance, current equity awards granted (including vested and unvested portions), and total target cash and equity compensation opportunity. The Compensation Committee considered the annualized value of Mr. Sankarlingam’s award when evaluating the appropriate amount with the resulting total compensation approximating between the 50th and 75th percentiles of market data for annual equity grant values and annual total compensation for similar roles. The Compensation Committee determined this value was appropriate to provide Mr. Sankarlingam incentive to remain fully focused and engaged on the continued growth of our organization for the long-term.
In October 2024, we granted a four-year new hire award to Ms. Chang in connection with her commencement of employment with us. The Compensation Committee determined the size of Ms. Chang’s grant based on the amount it felt, in its subjective discretion, was appropriate to induce Ms. Chang to join us, taking into account various factors, including market data and the equity ownership opportunities of our other named executive officers. The Compensation Committee considered the annualized value of Ms. Chang’s award and the resulting total compensation amount, which was largely driven by Ms. Chang’s new hire award, when determining the appropriate new hire award value. On an annualized basis (i.e., total grant amount divided by four), Ms. Chang’s four-year new hire award and her resulting total compensation was roughly at the median of market data for new hire equity grant values and annual total compensation for similar roles. The Compensation Committee felt this positioning was appropriate to induce Ms. Chang to join the Company and to sufficiently incentivize Ms. Chang.

Executive	Target Grant Value – Total – Four-Year Award ($)	Target Grant Value – Annualized Award ($)
Michelle Chang	$23,600,000	$5,900,000
Velchamy Sankarlingam	$22,000,000	$5,500,000

Annual Performance-Vesting RSU Bonus Awards. In fiscal 2023 and fiscal 2024, we granted annual RSU bonus awards to our employees in good standing, including our named executive officers serving at such time. In April 2024, we granted the annual RSU bonus awards entirely in the form of performance-vesting RSU awards. These awards are intended to supplement our annual cash incentive program, are eligible to vest after one year (if performance goals are met) and therefore are sized significantly smaller than four-year new hire and “refresh” awards. The Compensation Committee designed the performance-vesting RSU awards to align closely to our strategy to drive revenue growth and operating performance and leverage. As such, the Compensation Committee adopted annual revenue and non-GAAP income from operations as the performance metrics applicable to the performance-vesting RSU awards. The Compensation Committee structured these metrics to be the same as those used under our Officer Incentive Plan due to their importance to our business and because the awards were intended to supplement our annual incentive program, to provide further incentive to our employees to deliver results. While target levels of achievement of the performance metrics were the same as under the Officer Incentive Plan, the Compensation Committee made two changes for the performance-vesting RSUs: it raised the threshold level of achievement necessary for any RSUs to vest, and it capped payout at 100% of target. The Compensation Committee also considered the fact that the substantial majority of equity incentives held by our named executive officers consisted of long-term equity incentives, which provided an appropriate balance to short-term incentive opportunities.
The performance-vesting RSU awards granted to each of our NEOs (excluding Ms. Chang) reflect amounts that, when combined with the annual target 8% cash incentive opportunity, make our NEOs’ annual incentive compensation more competitive with those offered by our peer companies. To promote fairness and teamwork, our Compensation Committee structured the size of awards to be consistent for employees at similar levels. Accordingly, as CEO, Mr. Yuan received the largest award and each of Ms. Steckelberg, Ms. Bawa and Mr. Sankarlingam received a smaller, equal-size award in fiscal 2025. All NEO awards reflected the same target grant values as the annual RSU bonus awards approved in fiscal 2024. The target grant values of the annual performance-vesting RSU bonus awards granted to each of our NEOs in April 2024 are set forth in the following table. Achievement was capped at 100% of target.

Executive(1)	Annual Performance- Vesting RSU Award Target Grant Value ($)
Eric S. Yuan	$1,000,000
Kelly Steckelberg	$750,000
Aparna Bawa	$750,000
Velchamy Sankarlingam	$750,000

(1)	Ms. Chang commenced employment in October 2024 and did not receive an annual performance-vesting RSU award in fiscal 2025.

In February 2025, the Compensation Committee evaluated the Company’s performance against the relevant metrics and determined the number of performance-vesting RSUs that are eligible to vest (the “certified RSUs”) based on level of achievement. Each of the metrics applicable to our annual performance-vesting RSU awards, their relative weightings and payout methodology are summarized in the chart below.

Corporate Performance Goal	Payout Formula(2)	Weight	Actual Achievement	Vesting Percentage (Unweighted)	Vesting Percentage (Weighted)
Revenue	• Less than threshold achievement (less than $4,508.0 million): 0% vesting • Threshold achievement ($4,508.0 million): 60% vesting • Target achievement ($4,600.0 million or above): 100% vesting	80%	$4,665.4 million	100%	80%

Non-GAAP Income from Operations(1)	• Less than threshold achievement (less than $1,557.0 million): 0% vesting • Threshold achievement ($1,557.0 million): 60% vesting • Target achievement ($1,730.0 million or above): 100% vesting	20%	$1,837.9 million	100%	20%
Total					100%

(1)	Non-GAAP income from operations is a non-GAAP financial measure and is calculated as described above under “—Fiscal 2025 Performance Goals and Achievement.”
(2)
Payout funding for achievement between threshold and target achievement levels was determined under the following payout scale: for achievement levels between threshold and target, 20% payout funding would occur for each 1% (5% in the case of non-GAAP income from operations) of achievement above threshold, with linear interpolation between such levels.

The number of certified RSUs held by each named executive officer, as approved by the Compensation Committee, is set forth in the table below. The certified RSUs vested in full on the one-year anniversary of the grant date of the annual performance-vesting RSU awards (April 9, 2025), subject to the recipient’s continued services through such date.

Executive	Number of Certified RSUs
Eric S. Yuan	15,093
Kelly Steckelberg(1)	—
Aparna Bawa	11,320
Velchamy Sankarlingam	11,320

(1)	Ms. Steckelberg ceased providing services to us in November 2024; her performance-vesting RSU award was unvested and was forfeited immediately upon her termination.
Other Features of Our Executive Compensation Program
Employment Offer Letters
We maintain employee offer letters with each of our named executive officers (including Ms. Steckelberg, prior to her resignation) that set forth the initial terms and conditions of their employment, including position, base salary and severance benefits described below. The terms of each of our named executive officers’ incentive opportunities are governed by our Officer Incentive Plan described above. Each of our named executive officers is an at-will employee.
Severance and Change in Control Benefits
Each of our named executive officers (including Ms. Steckelberg, prior to her resignation) is eligible for severance benefits upon certain types of involuntary termination events, including involuntary terminations in connection with a change in control of our Company.

The Compensation Committee believes severance benefits are important from a retention perspective to provide some level of protection to our executive officers who might be terminated involuntarily, including in connection with a change in control and that the amounts are reasonable and maintain the competitiveness of our executive compensation and retention program. Further, the Compensation Committee believes this structure serves to mitigate the distraction and loss of key executive officers that may occur in connection with potential or actual change in control. Such payments protect the interests of our stockholders by enhancing executive focus, including during potential change in control activity, retaining executives despite the uncertainty that generally exists while a transaction is under consideration and encouraging the executives responsible for negotiating potential transactions to do so with independence and objectivity. We do not have any agreements with our named executive officers guaranteeing any tax gross-up payments on severance or change in control benefits.
We maintain a Severance and Change in Control Plan (the “Severance Plan”) that provides severance protection to certain Company employees, including each of our named executive officers (including Ms. Steckelberg, prior to her resignation). The Severance Plan provides for “double trigger” benefits upon involuntary terminations that occur in connection with a change in control and limited equity acceleration benefits upon an involuntary termination that occurs outside of the change-in-control context.
In August 2024, Ms. Steckelberg notified us of her intent to resign from her role as Chief Financial Officer. In connection with her resignation, we entered into a transition and separation agreement with Ms. Steckelberg, pursuant to which she continued to provide services to the Company through a transition period and remained entitled to her annual base salary and vesting of her outstanding equity awards pursuant to their terms. Ms. Steckelberg ceased providing services to us on November 26, 2024 and was not entitled to, and did not receive, any severance payments or benefits in connection with the termination of her services.
A more detailed description of the Severance Plan and each of our named executive officer’s potential payments and benefits upon a termination or change in control is provided below under “Potential Payments upon Termination or Change in Control.”
401(k) Plan, ESPP, Welfare and Health Benefits
We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended, or the “Code.” We have the ability to make discretionary matching and discretionary employer contributions to the 401(k) plan. For fiscal 2025, we made (i) a discretionary matching employer contribution equal to 50% of each participant’s deferral contributions to the extent such contributions do not exceed 3% of the participant’s 401(k) plan compensation on a payroll by payroll basis and (ii) a true-up discretionary matching contribution in the first quarter of the following fiscal year (typically by the end of April), in the same amount for participants employed on the last working day of the plan year of the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.
We also offer our employees, including our named executive officers, the opportunity to purchase shares of our common stock at a discount under our 2019 Employee Stock Purchase Plan, or “ESPP.” Pursuant to the ESPP, all eligible employees, including the eligible named executive officers, may allocate up to 20% of the participant’s earnings (as defined in the ESPP) for that year to purchase our Class A common stock at a 15% discount to the market price, subject to specified limits. Mr. Yuan is not currently eligible to participate in the ESPP because he owns, directly and indirectly, shares of our common stock comprising more than five percent of the total combined voting power or value of all classes of stock of the Company.
In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, life, disability and accidental death and dismemberment insurance plans. We pay the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes or to ensure their safety and security. We pay the premiums for term life insurance and disability insurance, subject to certain limitations, for all of our employees, including our named executive officers.
To address safety concerns resulting from Mr. Yuan’s position as our founder and CEO, we pay for costs related to security for Mr. Yuan at his personal residence and when he travels for both business and non-business reasons, including the cost of ground transportation. Our security practices for Mr. Yuan’s transportation and personal security are consistent with best practices as assessed by an independent third-party security firm. As assessed, Mr. Yuan is inextricably linked to Zoom’s activities and stability. Therefore, we implement certain security procedures for Mr. Yuan as part of the overall security plan to mitigate risk of harm. The costs for Mr. Yuan’s personal security were higher in fiscal 2025 compared to fiscal 2024 primarily as a result of increased travel, increased security measures and a rise in the cost of security services.
In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Pension Benefits
Other than with respect to our 401(k) plan, our U.S. employees, including our named executive officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.
Nonqualified Deferred Compensation
During fiscal 2025, our U.S. employees, including our named executive officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.
Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
Deductibility of Executive Compensation
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible unless the compensation qualifies for the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Other Compensation Policies and Practices
Clawback Policies
We voluntarily adopted an incentive compensation recoupment (the “Recoupment Policy”) that became effective in connection with our initial public offering in 2019, ahead of final guidance by the SEC regarding the clawback rules required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Clawback Rules”). Under the Recoupment Policy, if an officer’s misconduct contributes to our having to prepare an accounting restatement to correct an error material to our previously issued financial statements, we may seek to recover incentive compensation (which may include cash bonus or incentive compensation, certain outstanding equity awards or severance or change in control compensation) that was granted, vested or paid during the 12 month period preceding the restatement obligation as noted above. Our Board of Directors has the authority and discretion to determine whether an event covered by the Recoupment Policy has occurred and, depending on the facts and circumstances, may (but need not) require full or partial forfeiture and/or prepayment of the incentive compensation described above.
In November 2023, we adopted a clawback policy (the “Clawback Policy”) that complies with the listing standards adopted by Nasdaq that implement the SEC Clawback Rules and applies to our executive officers (as defined in applicable SEC Clawback Rules). The Clawback Policy requires the Company to recover from covered executive officers the amount of erroneously awarded compensation resulting from an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The Clawback Policy applies to incentive compensation that is received by a covered officer on or after October 2, 2023, as further described in the Clawback Policy, which is filed as an exhibit to our Annual Report on Form 10-K.
In addition to the above, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging Company securities as collateral for loans; and holding Company securities in margin accounts.
Compensation Risk Assessment
The Compensation Committee has reviewed our compensation policies and practices, in consultation with Aon and outside counsel, to assess whether they encourage employees to take inappropriate risks. After conducting this review of compensation-related risk, the Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.
Compensation Committee Report*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 31, 2025.
Compensation Committee
Mr. William R. McDermott
Mr. Dan Scheinman
Mr. Santiago Subotovsky
*
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

TABULAR EXECUTIVE COMPENSATION DISCLOSURE
Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended January 31, 2025, 2024, and 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Eric S. Yuan, President and Chief Executive Officer	2025	453,462	963,688	38,268	1,972,751(3)	3,428,169
	2024	10,039	26,246,026	721	1,825,347	28,082,133
	2023	402,962	74,311,158	—	1,245,563	75,959,683
Michelle Chang, Chief Financial Officer(5)	2025	189,615	24,872,656	177,382	669(4)	25,240,322
Aparna Bawa, Chief Operating Officer	2025	453,165	722,782	38,268	5,184(4)	1,219,398
	2024	361,385	11,102,206	25,949	7,903	11,497,442
	2023	426,923	27,611,195	—	—	28,038,118
Velchamy Sankarlingam, President of Product and Engineering	2025	453,462	21,922,642	38,268	5,279(4)	22,419,651
	2024	361,385	9,699,411	25,949	6,046	10,092,791
	2023	451,731	13,760,601	—	—	14,212,332
Kelly Steckelberg, Former Chief Financial Officer(6)	2025	370,385	722,782	—	—	1,093,167
	2024	361,385	12,999,347	25,949	5,858	13,392,538
	2023	426,196	36,322,225	—	—	36,748,421
(1)
The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in each respective fiscal year as determined in accordance with ASC 718. These amounts may not actually reflect to the actual value that will be realized by our NEOs. The assumptions used to calculate the value of stock awards are set forth under Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025. The amounts for the performance-vesting RSU awards granted in fiscal year 2025 included within the total amount in this column reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date (which is also equal to the maximum potential value of the awards, assuming the highest level of performance achievement). Ms. Chang did not receive a performance-vesting RSU award.

(2)	The amounts disclosed represent the applicable named executive officer’s total performance incentive bonus earned for each respective fiscal year.
(3)
Represents $1,942,875 paid by us for personal and residential security services and $29,876 paid for us for ground transportation for Mr. Yuan and, on occasion, members of his immediate family. The personal and residential security services cost represents the cost of security personnel, while the ground transportation costs represent the costs of car rental and gas. Approximately 2% of the security and transportation costs were for non-business related use by Mr. Yuan and members of his immediate family.

(4)	Represents amounts paid by us in 401(k) match contributions.
(5)	Ms. Chang joined the Company in October 2024 and was not an NEO of the Company for fiscal years 2024 or 2023.
(6)
Ms. Steckelberg resigned as our Chief Financial Officer effective October 7, 2024. Ms. Steckelberg was ineligible to receive any portion of her performance incentive bonus and forfeited her performance-vesting RSU awards due to her resignation.

Grants of Plan-Based Awards for Fiscal Year 2025
The table below shows, for the fiscal year ended January 31, 2025, certain information regarding grants of plan-based awards to our named executive officers.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric S. Yuan	Cash	—	7,200	36,000	72,000	—	—	—	—	—
	Performance- vesting RSU	4/9/2024	—	—	—	9,056	15,093	15,093	—	963,688
Michelle Chang	Cash(5)	—	33,374	166,869	333,738	—	—	—	—	—
	Time- vesting RSU	10/9/2024(6)	—	—	—	—	—	—	355,476(6)	24,872,656
Aparna Bawa	Cash	—	7,200	36,000	72,000	—	—	—	—	—
	Performance- vesting RSU	4/9/2024	—	—	—	6,792	11,320	11,320	—	722,782
Velchamy Sankarlingam	Cash	—	7,200	36,000	72,000	—	—	—	—	—
	Performance- vesting RSU	4/9/2024	—	—	—	6,792	11,320	11,320	—	722,782
	Time- vesting RSU	4/9/2024(7)	—	—	—	—	—	—	322,026(7)	21,199,860
Kelly Steckelberg(8)	Cash	—	7,200	36,000	72,000	—	—	—	—	—
	Performance- vesting RSU	4/9/2024(8)	—	—	—	6,792	11,320	11,320	—	722,782

(1)	Represents the range of possible payouts to our NEOs for fiscal 2025 under the Officer Incentive Plan as further described above under “Compensation Discussion and Analysis.”
(2)
Represents the performance-vesting RSU awards granted under the 2019 Plan that could be earned at the threshold, target and maximum levels of performance. The performance-vesting RSU awards were to be earned based upon the Company’s achievement of revenue and non-GAAP income from operations, as described in “Compensation Discussion and Analysis-Fiscal 2025 Executive Compensation Program-Equity Awards” above. Ultimately, the performance-vesting RSU awards could be earned from 0% (if threshold levels of performance were not achieved) to a maximum of 100% of target.

(3)	Represents time-vesting RSU awards granted under the 2019 Plan.
(4)
The grant date fair value of each equity award is computed in accordance with ASC 718, as further described in the footnotes to the Summary Compensation Table. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by each NEO upon the vesting or settlement of the RSUs.

(5)	Ms. Chang joined the Company in October 2024 and received a prorated target cash incentive for fiscal 2025 under our Officer Incentive Plan.
(6)
Represents a four-year new hire RSU award that vests over a four-year period, with 25% of the RSUs vesting on the one year anniversary of the grant date and an additional 6.25% of the RSUs vesting each quarter thereafter, subject to the NEO’s continuous service with us through such date.

(7)	Represents a four-year “refresh” RSU award that vests over a four-year period in equal quarterly installments, subject to the NEO’s continuous service with us through each such date.
(8)	Due to her resignation in October 2024, Ms. Steckelberg did not receive any cash payments under the Officer Incentive Plan and forfeited her performance-vesting RSUs upon her resignation.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth the outstanding and exercisable and unexercisable stock options and unvested RSU awards held by our named executive officers as of January 31, 2025. The market value for the stock awards was calculated by multiplying the number of shares of our common stock subject to each award by $86.94, which was the closing market price of our common stock on January 31, 2025.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Eric S. Yuan	07/08/2022(2)	—	—	—	—	229,688	$19,969,075
	07/11/2023(3)	—	—	—	—	181,036	$15,739,270
	04/09/2024(4)	—	—	—	—	15,093	$1,312,185
Michelle Chang	10/09/2024(5)	—	—	—	—	355,476	$30,905,083
Aparna Bawa	07/08/2022(2)	—	—	—	—	71,778	$6,240,379
	07/11/2023(3)	—	—	—	—	56,574	$4,918,544
	04/09/2024(4)	—	—	—	—	11,320	$984,161
Velchamy Sankarlingam	09/09/2022(2)	—	—	—	—	29,565	$2,570,381
	09/12/2023(3)	—	—	—	—	19,649	$1,708,284
	04/09/2024(4)	—	—	—	—	11,320	$984,161
	04/09/2024(6)	—	—	—	—	269,772	$23,453,978
Kelly Steckelberg	01/06/2018	124,582	—	$1.31	01/07/2028(7)	—	—
	09/24/2018	100,000	—	$3.77	09/24/2028(7)	—	—

(1)
All of the options were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors or Compensation Committee.

(2)	100% of the shares subject to the award will vest in 16 equal quarterly installments after the grant date, subject to the NEO’s continuous service with us as of each such vesting date.
(3)	100% of the shares vest subject to the award will vest in 12 equal quarterly installments, subject to the NEO’s continuous service with us through each such date.
(4)
Reflects performance-vesting RSUs earned for performance in fiscal 2025. 100% of the shares subject to the award will vest on the one-year anniversary of the grant date, subject to the NEO’s continuous service with us as of such vesting date. The number of shares reported reflects achievement of the relevant performance goals at maximum achievement level, based on fiscal 2025 performance, as described in ”Compensation Discussion and Analysis-Fiscal 2025 Executive Compensation Program-Equity Awards“ above.

(5)
One-fourth of the shares subject to the award will vest on the one-year anniversary of the grant date and an additional 6.25% of the RSUs vesting each quarter thereafter, subject to the NEO’s continuous service with us as of each such vesting date.

(6)	100% of the shares subject to the award will vest in 16 equal quarterly installments beginning on July 9, 2024, subject to the NEO’s continuous service with us as of each such vesting date
(7)	Any and all options outstanding as of February 26, 2025 expired on that date.

Option Exercises and Stock Vested in Fiscal 2025
The following table shows for the fiscal year ended January 31, 2025, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eric S. Yuan	—	—	287,665	19,341,225
Michelle Chang	—	—	—	—
Aparna Bawa	—	—	114,134	7,591,360
Velchamy Sankarlingam	—	—	144,762	9,652,757
Kelly Steckelberg	408,503	31,204,400	110,040	6,943,850

(1)
The value realized on exercise is based on the difference between the closing price of our Class A common stock on the date of exercise and the applicable exercise price of those options and does not represent actual amounts received by our NEOs as a result of the option exercises.

(2)
The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date. The value realized on vesting does not reflect the actual value received by each NEO because a portion of the shares reflected in the table above were sold to satisfy the NEO’s tax withholding obligations.

Employment, Severance and Change in Control Agreements
We have entered into offer letters with each of our named executive officers. In December 2018, we entered into a confirmatory offer letter with each of Mr. Yuan, Ms. Steckelberg and Ms. Bawa. We entered into an offer letter with Mr. Sankarlingam in May 2020 and with Ms. Chang in September 2024. The offer letters have no specific term and provide for at-will employment and, except with respect to Ms. Chang, provide for certain severance benefits which were superseded by our Severance Plan (as described below). On August 16, 2024, Ms. Steckelberg notified the Company of her intent to resign from her position as the Company’s Chief Financial Officer. In connection with her notice of resignation, we entered into a transition and separation agreement with Ms. Steckelberg on August 21, 2024, whereby Ms. Steckelberg agreed to continue to serve as the Company’s Chief Financial Officer through the release of the Company’s earnings for the fiscal quarter ending October 31, 2024 (the “Separation Date”) or the date of her successor’s appointment, in which case a period of advisory service would follow until the Separation Date. Ms. Steckelberg’s resignation from her position as Chief Financial Officer was effective as of October 7, 2024. Under the terms of the transition and separation agreement, Ms. Steckelberg forfeited all unvested equity awards as of the Separation Date and was not eligible to receive any severance payments or benefits under the terms of our Severance Plan (as defined below) in connection with her resignation.
We maintain a Severance and Change in Control Plan (the “Severance Plan”) that was adopted in August 2022 and provides severance protection to certain Company employees, including each of our named executive officers. The Severance Plan generally replaces and supersedes the severance and change in control benefits in our named executive officers’ offer letters. The Severance Plan provides that, upon an involuntary termination without cause or resignation for good reason, in each case, within the change-in-control period (3 months prior to, or 12 months following, a change in control), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (1) a lump sum cash payment equal to six months of annual base salary; (2) continued COBRA premium payments for six months following termination; and (3) 100% acceleration of any then-outstanding equity awards. The Severance Plan also provides that upon an involuntary termination without cause or resignation for good reason, in each case, outside of the change in control period, each of our named executive officers will be entitled to 12 months of acceleration of vesting for outstanding and unvested time-based equity awards. The terms “cause,” “good reason” and “change in control” are defined as set forth in the Severance Plan. As noted above, Ms. Steckelberg was subject to the Severance Plan, but was not eligible to receive any severance payments or benefits in connection with her resignation.

Potential Payments upon Termination or Change in Control
Each of our named executive officers (including Ms. Steckelberg, prior to her resignation) is eligible for severance benefits pursuant to the terms of our Severance Plan as further described above under “Employment, Severance and Change in Control Agreements.” In addition, each of our named executive officers hold equity awards that are subject to the terms of the equity incentive plan under which such awards were granted and the relevant award agreement thereunder. The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described below for each of the named executive officers serving as of the end of the fiscal year ending January 31, 2025. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ending January 31, 2025 using the closing market price of our Class A common stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

	Involuntary Termination in Connection with a Change in Control(1)				Involuntary Termination Not in Connection with a Change in Control	Certain Change in Control Transactions without Termination ($)(7)	Death or Disability of NEO ($)(8)
Name	Cash Severance ($)(2)	COBRA Premium Reimbursement ($)(3)	Equity Acceleration ($)(4)(5)	Total ($)	Partial Equity Acceleration ($)(4)(6)	Equity Acceleration ($)(4)(5)	Equity Acceleration ($)(4)
Eric S. Yuan	225,000	17,958	37,020,530	37,263,488	25,117,662	37,020,530	37,020,530
Michelle Chang	290,000	11,073	30,905,083	31,206,157	9,657,817	30,905,083	30,905,083
Aparna Bawa	225,000	14,480	12,143,084	12,382,564	8,423,443	12,143,084	12,143,084
Velchamy Sankarlingam	225,000	18,248	28,716,804	28,960,052	10,645,716	28,716,804	28,716,804

(1)
An “involuntary termination” means a termination without cause or a resignation for good reason and other than due to death or disability. An involuntary termination that occurs three months prior to, or twelve months following, a change in control is considered occurring “in connection with” such change in control for purposes of each of the NEO’s severance benefits listed above.

(2)	Represents six months of the NEO’s annual base salary, paid in lump sum.
(3)	Represents six months of potential COBRA premiums, which if elected by the executive would be paid on his or her behalf.
(4)
The value of equity acceleration is calculated based on the closing price of $86.94 per share of our Class A common stock as of January 31, 2025, multiplied by the number of unvested RSUs subject to acceleration. All of the unvested outstanding equity awards held by our then-serving NEOs as of January 31, 2025 were RSUs.

(5)	The benefits represent vesting of the performance-vesting RSUs at 100% of target.
(6)
For purposes of the performance-vesting RSUs, “involuntary termination” means a termination without cause and other than due to death or disability. These benefits include vesting of the performance-vesting RSUs at 100% of target based on actual achievement, pursuant to the terms of the performance-vesting RSUs, which benefits were subject to the execution and delivery of an effective release of claims in our favor.

(7)
These benefits represent full equity acceleration of all awards under the terms of the 2019 Plan if, upon a corporate transaction (as defined in the 2019 Plan), the equity awards will terminate and will not be assumed or continued by the successor or acquirer entity or substituted for a similar award of the successor or acquirer entity and the NEOs do not terminate employment prior to such corporate transaction.

(8)	These benefits represent full equity acceleration of all RSU awards upon death or disability of a NEO, pursuant to the terms of the RSU agreements provided to NEOs under the 2019 Plan.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO.
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC’s regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. Therefore, our pay ratio disclosure may not be comparable to that reported by other companies, as other companies not only have different employee populations and compensation practices but also may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of our pay ratio calculation, we determined that there were no changes to our employee population or to our employee compensation arrangements that we believe would significantly impact the pay ratio disclosure, allowing us to use the same median employee identified in our proxy statement for fiscal year 2024. However, as the originally identified median employee has left the Company, we have substituted another employee whose compensation is substantially similar to the original median employee.
As disclosed in our proxy statement for fiscal year 2024, to identify the median of the annual total compensation of all our employees, the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•
We examined the compensation of all of our full-time and part-time employees (other than our CEO) as of November 1, 2023 including individuals employed through a third-party provider. We did not include any independent contractors or contingent workers in our employee population for purposes of this determination.

•
To identify our median employee, we utilized a consistently applied compensation measure consisting of base salary paid, bonus or commission payments made and the grant date fair value, calculated in accordance with ASC 718, of equity awards granted, in each case during the period from February 1, 2023 through November 1, 2023. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees.

•
We annualized the base salary and commission payments for employees who were employed for less than the full fiscal year and then pro-rated these amounts to reflect the period from February 1, 2023 through November 1, 2023.

•
For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of November 1, 2023. We did not make any cost-of-living adjustments for employees outside of the United States.

After we determined the identity of our median employee for fiscal 2025, we then calculated that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
As set forth in the Summary Compensation Table, our CEO’s annual total compensation for fiscal 2025 was $3,428,169. The median of the annual total compensation of all of our employees (except for our CEO) for fiscal 2025 was $174,796, resulting in a CEO to median employee pay ratio of approximately 20:1.

Item 402(v) Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or our Compensation Committee view the link between our performance and our named executive officers’ pay. For additional information about our pay-for-performance philosophy and how we align executive compensation with Company performance, refer to the “Compensation Discussion and Analysis” section beginning on page 23.
Required Tabular Disclosure of Pay Versus Performance
The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

Fiscal Year	Summary Compensation Table Total for PEO(1)(2)	Compensation Actually Paid to PEO(1)(3)	Average Summary Compensation Table Total for non-PEO NEOs(1)(2)	Average Compensation Actually Paid to non-PEO NEOs(1)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income(6) (in thousands)	Revenue(7) (in millions)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)
2025	$3,428,169	$13,703,322	$12,493,135	$12,843,542	$113.94	$288.90	$1,010,238	$4,665
2024	$28,082,133	$21,165,565	$11,660,924	$8,969,101	$84.68	$220.03	$637,462	$4,527
2023	$75,959,683	$43,840,026	$32,519,158	$20,324,162	$98.30	$142.05	$103,711	$4,393
2022	$1,115,089	($26,702,869)	$512,500	($19,780,384)	$202.20	$183.20	$1,375,639	$4,100
2021	$949,748	$89,602,053	$10,281,937	$78,892,651	$487.64	$146.11	$672,316	$2,651

(1)	The following individuals are our PEO and other non-PEO NEOs for each fiscal year:

Fiscal Year	PEO	Non-PEO NEOs
2025	Eric S. Yuan	Michelle Chang, Kelly Steckelberg, Aparna Bawa and Velchamy Sankarlingam
2024	Eric S. Yuan	Kelly Steckelberg, Aparna Bawa and Velchamy Sankarlingam
2023	Eric S. Yuan	Kelly Steckelberg, Aparna Bawa, Velchamy Sankarlingam and Greg Tomb
2022	Eric S. Yuan	Kelly Steckelberg, Ryan Azus, Aparna Bawa and Janine Pelosi
2021	Eric S. Yuan	Kelly Steckelberg, Ryan Azus, Aparna Bawa and Velchamy Sankarlingam

(2)
Represents the amount of total compensation reported for Mr. Yuan (our PEO) and the average total compensation for our non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation table for Fiscal Year 2025.”

(3)
Represents the amount of CAP for Mr. Yuan and the average amount of CAP to our Non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the NEOs’ total compensation for fiscal 2025 as reported in the Summary Compensation Table to determine the CAP:

Fiscal Year (“FY”)	NEOs	Summary Compensation Table Total Compensation	Deduct: Grant Date Fair Value of the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY*	Add: Fair Value at Applicable FY End of Awards Granted During Applicable FY that Remain Unvested as of Applicable FY End*	Add: Change in Fair Value from the end of the Prior FY to the end of the Applicable FY of Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End*	Add: Vesting Date Fair Value of Awards Granted and Vested During Applicable FY*	Add: Change in Fair Value as of Vesting Date of Awards Granted in Prior FYs for which Applicable Vesting Conditions Were Satisfied During Applicable FY	Deduct: Fair Value as of Prior FY End of Awards Granted in Prior FYs for which Applicable Vesting Conditions Were Not Satisfied During Applicable FY	CAP
2025	PEO	$3,428,169	$963,688	$1,312,185	$9,171,467	—	$755,189	—	$13,703,322
	Average Non- PEO NEOs	$12,493,135	$12,060,216	$14,081,846	$991,262	$1,066,722	$26,588	$3,755,795	$12,843,542

*	The methodology used to determine the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(4)
Total shareholder return (“TSR”) is determined based on the value of an initial fixed investment of $100 on January 31, 2020. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period.

(5)
Represents the weighted peer group cumulative TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. As permitted by SEC rules, the peer group used for this purpose is the group of companies included in the NASDAQ Computer Index, which is the industry peer group used in our Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended January 31, 2025. The separate peer group used by the Compensation Committee as a reference point in determining compensation arrangements with our executive officers is described on page 38.

(6)	Net income attributable to Zoom as reported in our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025.
(7)
As required by Item 402(v) of Regulation S-K, we have determined that Revenue is the Company-Selected Measure. Revenue is one component of our annual performance bonus program in which our NEOs participate and of the performance-vesting RSU awards which were granted to our NEOs, as further described in the “Compensation Discussion and Analysis” section above. We may determine a different financial performance measure to be the most important financial performance measure in future years. Our stock price may have a more prominent impact on our CAP year-over-year than Revenue. As further described in the CD&A, our executive compensation program historically has been heavily weighted towards equity-based compensation which, upon vesting, delivers value directly aligned with our stock price.

Required Tabular Disclosure of Most Important Measures
The most important financial performance measures used by us to link CAP to our named executive officers for the most recently completed fiscal year to our performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 23.
•	Revenue
•	Non-GAAP Income from Operations

Required Disclosure of the Relationship Between CAP and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below shows cumulative TSR and further illustrates the relationship between Company TSR and that of the NASDAQ Computer Index. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	Class A(2)	130,054	$76.94	74,830,270(4)
	Class B(3)	2,264,864	$5.12	—
Equity compensation plans not approved by security holders		—	—	—
TOTAL	Class A and Class B	2,394,918	—	74,830,270

(1)
The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

(2)
Includes the following plans: The 2019 Plan and the ESPP. Our 2019 Plan provides that on February 1 of each calendar year, starting on February 1, 2020 through February 1, 2029, the number of shares of Class A common reserved for issuance thereunder is automatically increased by a number equal to (i) 5% of the total number of shares of our common stock (both Class A and Class B) outstanding on January 31 of the fiscal year before the date of such automatic increase, or (ii) a lesser number of shares determined by our Board of Directors prior to the applicable February 1. Our ESPP provides that on February 1 of each calendar year, starting on February 1, 2020 through February 1, 2029, the number of shares of Class A common reserved for issuance thereunder is automatically increased by a number equal to the lesser of (i) 1% of the total number of shares of our common stock (both Class A and Class B) outstanding on January 31 of the fiscal year before the date of such automatic increase, and (ii) 7,500,000 shares; provided that before the date of any such increase, our Board of Directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). On February 1, 2025, the number of shares of Class A common stock available for issuance under our 2019 Plan and our ESPP increased by 15,287,043 shares and 3,057,408 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

(3)	Includes the following plan: Fourth Amended and Restated 2011 Global Share Plan.
(4)	Includes 18,807,595 shares remaining available for issuance under the ESPP, including 2,311,567 shares subject to outstanding purchase rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our capital stock as of March 31, 2025, for:
•	each of our named executive officers;
•	each of our directors and director nominees;
•	all of our executive officers and directors as a group; and
•	each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A or Class B common stock
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our capital stock on 261,833,697 shares of our Class A common stock and 42,294,470 shares of our Class B common stock outstanding on March 31, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions to occur within 60 days of March 31, 2025 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Zoom Communications, Inc., 55 Almaden Boulevard, 6th Floor, San Jose, California 95113.

	Class A Common Stock		Class B Common Stock‡		% of Total Voting Power†
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders
The Vanguard Group(1)	23,417,394	8.9%	—	*	3.4%
BlackRock, Inc.(2)	17,464,094	6.7%	—	*	2.6%
Entities affiliated with Emergence Capital Partners(3)	6,678	*	5,080,311	12.0%	7.4%
Puccini World Limited(4)	—	*	9,406,815	22.2%	13.7%
Directors and Named Executive Officers
Eric S. Yuan(5)	83,548	*	21,620,585	51.1%	31.6%
Peter Gassner(6)	8,383	*	1,202,720	2.8%	1.8%
Jonathan Chadwick(7)	1,514	*	50,000	*	*
Michael Fenger	—	*	—	*	*
Lieut. Gen. H.R. McMaster(8)	7,040	*	—	*	*
Janet Napolitano(9)	2,984	*	—	*	*
Dan Scheinman(10)	5,969	*	1,664,255	3.9%	2.4%
Santiago Subotovsky(11)	169,452	*	5,080,311	12.0%	7.4%
William McDermott(12)	7,154	*	—	*	*
Cindy Hoots(13)	5,682	*	—	*	*
Michelle Chang	—	*	—	*	*
Kelly Steckelberg(14)	140,427	*	541,285	1.3%	*
Aparna Bawa(15)	34,690	*	—	*	*
Velchamy Sankarlingam(16)	189,715	*	—	*	*
All directors and executive officers as a group (13 persons)(17)	516,131	*	29,617,871	70.0%	43.3%

*	Represents beneficial ownership of less than 1%

‡
The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

†
Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances described in “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights.”

(1)
Information regarding The Vanguard Group (“Vanguard”) is based solely upon Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024 reporting its beneficial ownership as of December 29, 2023. The Schedule 13G/A reports that Vanguard has shared voting power with respect to 12,660,735 shares of Class A common stock, sole dispositive power with respect to 14,311,920 shares of Class A common stock and shared dispositive power with respect to 553,532 shares of Class A common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.

(2)
Information regarding BlackRock, Inc. is based solely upon a Schedule 13G/A filed with the SEC on February 2, 2025 reporting their beneficial ownership as of December 31, 2024. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power over 15,409,716 shares of Class A common stock, and sole dispositive power with respect to 17,464,094 shares of Class A common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)
Consists of (i) 6,678 shares of Class A common stock held of record by Emergence Equity Partners III, L.P. (“EEP”) and (ii) 5,080,311 shares of Class B common stock held of record by Emergence Capital Partners III, L.P. (“ECP III”). EEP is the sole general partner of ECP III and may be deemed to beneficially own the shares of stock held directly by ECP III. Mr. Subotovsky, one of our directors, is a member of EEP and shares voting and investment control with respect to shares held by the Emergence Entities. The address for Emergence is 160 Bovet Road, Suite 300, San Mateo, California 94402.

(4)	Consists of 9,406,815 shares of Class B common stock held of record by Puccini World Limited. Chau Hoi Shuen Solina Holly is the sole shareholder of Puccini.
(5)
Consists of 83,548 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2025, and (iii) 21,620,585 shares of Class B common stock held of record by Zheng Yuan and Hongyu Zhang, cotrustees of the 2018 Yuan and Zhang Revocable Trust, for which Mr. Yuan and his spouse serve as cotrustees.

(6)	Consists of 8,383 shares of Class A common stock and 1,202,720 shares of Class B common stock held of record by Mr. Gassner.
(7)	Consists of 1,514 shares of Class A common stock held of record by Mr. Chadwick and 50,000 shares of Class B common stock held of record by Mr. Chadwick.
(8)	Consists of 7,040 shares of Class A common stock held of record by General McMaster.
(9)	Consists of 2,984 shares of Class A common stock held of record by Ms. Napolitano.
(10)
Consists of (i) 5,969 shares of Class A common stock held of record by Dan & Zoe Scheinman Trust Dated 2/23/01, for which Mr. Scheinman serves as trustee, (ii) 437,974 shares of Class B common stock held of record by Dan & Zoe Scheinman Trust Dated 2/23/01, for which Mr. Scheinman serves as trustee, (iii) 1,126,281 shares of Class B common stock held of record by The 2017 Scheinman Irrevocable Trust, for which Mr. Scheinman serves as trustee and (iv) 100,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2025, all of which are vested as of such date.

(11)
Consists of (i) 162,774 shares of Class A common stock held of record by Mr. Subotovsky, (ii) 6,678 shares of Class A common stock held of record by Emergence Equity Partners III, L.P. (“EEP”) and (ii) 5,080,311 shares of Class B common stock held of record by Emergence Capital Partners III, L.P. (“ECP III”). EEP is the sole general partner of ECP III and may be deemed to beneficially own the shares of stock held directly by ECP III. Mr. Subotovsky is a member of EEP and shares voting and investment control with respect to the shares held by the Emergence Entities.

(12)	Consists of 7,154 shares of Class A common stock held of record by Mr. McDermott.
(13)	Consists of 5,682 shares of Class A common stock held of record by Ms. Hoots.
(14)	Consists of (i) 19,066 shares of Class A common stock held of record by Ms. Steckelberg, and (ii) 121,361 shares of Class A common stock held of record by The Steckelberg Trust dated 7/29/2006 .
(15)
Consists of (i) 1,978 shares of Class A common stock held of record by Aparna Bawa and Rafik Bawa, cotrustees of the Bawa Family Trust, and (ii) 32,072 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2025.

(16)
Consists of (i) 121,583 shares of Class A common stock held of record by Velchamy Sankarlingam, and (ii) 36,060 shares of Class A common stock held of record by the Velchamy Family Trust of which Mr. Sankarlingam serves as co-trustee (iii) 2,000 shares of Class A common stock held of record by Harshini Velchamy, Mr. Sankarlingam’s daughter, (iv) 2,000 shares of Class A common stock held of record by Ashwini Velchamy, Mr. Sankarlingam’s son, (v) 2,000 shares of Class A common stock held of record by Janani Velchamy, Mr. Sankarlingam’s daughter, and (vi) 32,072 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2025.

(17)
Consists of (i) 367,799 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 29,517,871 shares of Class B common stock beneficially owned by our current executive officers and directors (iii) 100,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2024, all of which are vested as of such date, and (iv) 148,332 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
We currently have a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related person transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
Certain Related Person Transactions
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement which provides, among other things, that certain holders of our capital stock, including Eric S. Yuan, Puccini World Limited and entities affiliated with Emergence Capital, have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing.
Gift Agreement with University of California, Berkeley
In August 2021, we made a gift to the Center for Security in Politics at the University of California, Berkeley’s Goldman School of Public Policy. Ms. Napolitano, one of our directors, is the founder and director of the Center for Security in Politics. The gift is for an aggregate amount of $1.0 million, payable over five years beginning on February 1, 2022.
Employment of Robert Fenger
Robert Fenger, the son of Michael Fenger, one of our directors, has been employed by the Company since 2020, most recently as an Executive Briefing Manager. His total compensation for fiscal year 2025, including equity, was approximately $357,481. The compensation of Mr. Fenger’s son was determined in accordance with the Company’s compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions. Mr. Fenger’s son has received and continues to receive benefits available to all our employees, including participation in various employee health and welfare benefit plans. Mr. Fenger’s son is eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who do not have such family relationships.

OTHER MATTERS
Fiscal Year 2025 Annual Report and SEC Filings
Our financial statements for our fiscal year ended January 31, 2025 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.zoom.us and are available from the SEC at its website at www.sec.gov.
A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 is available without charge upon written request to Zoom Communications, Inc., Attention: Investor Relations, 55 Almaden Blvd., 6th Floor, San Jose, California 95113 or via email to investors@zoom.us.
Special Note Regarding Forward-Looking Statements
This proxy statement and other materials we are sending you or that are available to you in connection with the Annual Meeting contain express and implied “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Zoom’s market position, opportunities, and growth strategy, product initiatives and go-to-market motions and the expected benefits resulting from the same, and market trends. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “target,” “explore,” “continue,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. By their nature, these statements are subject to numerous uncertainties and risks, including factors beyond our control, that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the statements, including: declines in new customers, renewals or upgrades, or decline in demand for our platform, difficulties in evaluating our prospects and future results of operations given our limited operating history, competition from other providers of communications platforms, the effect of macroeconomic conditions on our business, including inflation and market volatility, lengthened sales cycles with large organizations, delays or outages in services from our co-located data centers, failures in internet infrastructure or interference with broadband compromised security measures including ours and those of the third parties with whom we work, and global security concerns and their potential impact on regional and global economies and supply chains. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements described under the caption “Risk Factors” and elsewhere in our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2025. Forward-looking statements speak only as of the date the statements are made and are based on information available to Zoom at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. We assume no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by law.
* * *
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS

San Jose, California
May 1, 2025

APPENDIX A

Non-GAAP Financial Measures
This proxy statement contains information regarding non-GAAP income from operations, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). We use non-GAAP financial measures internally in analyzing our financial results and believe that the use of non-GAAP financial measures, including non-GAAP income from operations, is useful as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. A reconciliation of non-GAAP income from operations to the most directly comparable GAAP measure is provided below.
Non-GAAP Income from Operations
We define non-GAAP income from operations as income from operations excluding stock-based compensation expense and related payroll taxes, acquisition-related expenses, restructuring expenses, and litigation settlements, net. We exclude stock-based compensation expenses because it is non-cash in nature and excluding this expense provides meaningful supplemental information regarding our operational performance and allows stockholders the ability to make more meaningful comparisons between our operating results and those of other companies. We exclude the amount of employer payroll taxes related to employee stock plans, which is a cash expense, in order for stockholders to see the full effect that excluding stock-based compensation expense had on our operating results. In particular, this expense is dependent on the price of our common stock and other factors that are beyond our control and do not correlate to the operation of the business. We view acquisition-related expenses when applicable, such as amortization of acquired intangible assets, transaction costs, and acquisition-related retention payments that are directly related to business combinations as events that are not necessarily reflective of operational performance during a period. Restructuring expenses are expenses associated with a formal restructuring plan and may include employee notice period costs, severance payments, and other related expenses. We exclude these restructuring expenses because they are distinct from ongoing operational costs and we do not believe they are reflective of our current and expected future business performance and operating results. We exclude significant litigation settlements, net of amounts covered by insurance, that we deem not to be in the ordinary course of our business. In particular, we believe the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses and assist in the comparison with the results of other companies in the industry.
The following table presents a reconciliation of our non-GAAP income from operations to our GAAP income from operations as of the period presented:

	Year Ended January 31,
	2025	2024
GAAP income from operations	$813,295	$525,279
Add:
Stock-based compensation expense and related payroll taxes	966,732	1,076,212
Litigation settlements, net	16,250	52,500
Acquisition-related expenses	41,618	47,904
Restructuring expenses	—	72,993
Non-GAAP income from operations	$1,837,895	$1,774,888

A-1

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 11, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZM2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 11, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71904-P30938

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOOM COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Elect three nominees for Class III director to serve until our 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William R. McDermott
02) Michael Fenger
03) Santiago Subotovsky

The Board of Directors recommends you vote FOR Proposals 2 and 3:

	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026.	☐	☐	☐
3. Approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in our proxy statement.	☐	☐	☐

NOTE: Your proxy holder will also vote on any other business as may properly come before the meeting or any adjournment thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V71905-P30938

ZOOM COMMUNICATIONS, INC.
Annual Meeting of Stockholders
June 12, 2025 10:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Eric S. Yuan and Michelle Chang, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOOM COMMUNICATIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM PDT on June 12, 2025 via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/ZM2025, and any adjournment or postponement thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and on such other matters as may properly come before said meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side